EXHIBIT 99.B


                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.   20549

                                      Form 10-K

          X      ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934 (Fee Required)
                 For the fiscal year ended     December 31, 1993

                 TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934 (No Fee Required)
           For the transition period from            to

                            Commission file number 1-3464
                             KENTUCKY UTILITIES COMPANY
               (Exact name of Registrant as specified in its charter)
               Kentucky and Virginia                     61-0247570
             (State of Incorporation)                 (I.R.S. Employer
                                                     Identification No.)
                One Quality Street
                Lexington, Kentucky                         40507
     (Address of principal executive offices)            (Zip Code)

         Registrant's telephone number, including area code:   606-255-2100
             Securities registered pursuant to Section 12(b) of the Act:

                                                  Name of Each Exchange on
                Title of Each Class                    Which Registered
        Preferred Stock, 4 3/4% cumulative,   Philadelphia Stock Exchange, Inc.
           stated value  $100 per share

             Securities registered pursuant to Section 12(g) of the Act:
              Preferred stock, cumulative, stated value $100 per share
                                  (Title of Class)
     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been
     subject to such filing requirements for the past 90 days. Yes  X   No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( X )

     Aggregate market  value of the voting  stock held by  nonaffiliates of the
     Registrant:   None

     Number of shares of Common Stock outstanding at March 11, 1994: 37,817,878 shares (owned by the parent - KU Energy Corporation).
                     Documents Incorporated by Reference:  None

     Exhibit Index appears on page 44.

                             KENTUCKY UTILITIES COMPANY

                                      Form 10-K

               Annual Report to the Securities and Exchange Commission
                        For the Year Ended December 31, 1993
                                    _____________

                                  TABLE OF CONTENTS

     Item                                                              Page
                                       PART I

     1. Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

     2. Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

     3. Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . .  9

     4. Submission of Matters to a Vote of Security Holders  . . . . . . .  9

        Executive Officers of the Registrant   . . . . . . . . . . . . . . 10


                                       PART II

     5. Market for Registrant's Common Equity and Related
          Stockholder Matters  . . . . . . . . . . . . . . . . . . . . . . 12

     6. Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . 13

     7. Management's Discussion and Analysis of Financial Condition
          and Results of Operations  . . . . . . . . . . . . . . . . . . . 15

     8. Financial Statements and Supplementary Data  . . . . . . . . . . . 22

     9. Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure   . . . . . . . . . . . . . . . . . . . 42

                                      PART III

    10. Directors and Executive Officers of the Registrant   . . . . . . . 42

    11. Executive Compensation   . . . . . . . . . . . . . . . . . . . . . 42

    12. Security Ownership of Certain Beneficial Owners and Management   . 42

    13. Certain Relationships and Related Transactions   . . . . . . . . . 42

                                       PART IV

    14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K   43

        Exhibit Index  . . . . . . . . . . . . . . . . . . . . . . . . . . 44

        Signatures   . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

                                       PART I
     Item 1.  Business

     General

     Kentucky Utilities Company (Kentucky Utilities) is a wholly owned subsidiary of KU Energy Corporation (KU Energy). Kentucky Utilities is a public utility engaged in producing and selling electric energy. Kentucky Utilities provides electric service to about 409,700 customers in over 600 communities and adjacent suburban and rural areas in 77 counties in central, southeastern and western Kentucky, and to about 27,900 customers in 5 counties in southwestern Virginia. In Virginia, Kentucky Utilities operates under the name Old Dominion Power Company. Of the Kentucky communities, 160 are incorporated municipalities served under unexpired municipal franchises and the rest are unincorporated communities where no franchises are required. Service has been provided in Virginia without franchises for a number of years. This lack of Virginia franchises is not expected to have a material effect on Kentucky Utilities' operations. Kentucky Utilities also sells electric energy at wholesale for resale in 12 municipalities.

     The territory served by Kentucky Utilities has an aggregate population estimated at 1,000,000. The largest city served is Lexington, Kentucky. The population of the metropolitan Lexington area is estimated at 225,000. The populations of the next 10 largest cities served at retail range from about 21,000 to 9,000. The territory served includes most of the Blue Grass Region of central Kentucky and parts of the coal mining areas in southeastern and western Kentucky and southwestern Virginia. Lexington is the center of the Blue Grass Region, in which thoroughbred horse, burley tobacco and bourbon whiskey distilling industries are located. Among the principal industries in the territory served are coal mining, automotive and related industries, agriculture, primary metals processing, crude oil production, pipeline transportation, and the manufacture of electrical and other machinery and of paper and paper products.

     Revenues

     Kentucky Utilities' sources of electric revenues and the respective percentages of total revenues for the three years 1991-1993 were as follows:

          Year Ended December 31,                1993             1992              1991
                                                Amount   %       Amount   %        Amount  %
                                                          (dollars in thousands)

          Residential                        $ 210,759  35     $194,817  34     $ 202,885  35
          Commercial                           138,271  23      133,519  23       137,653  23
          Industrial                           111,857  18      102,808  18        98,595  17
          Mine Power                            34,977   6       36,696   7        37,093   6
          Public Authorities                    48,142   8       45,570   8        46,332   8
          Other Electric Utilities              62,463  10       58,979  10        61,542  11
          Miscellaneous Revenues                   119   -        3,432   -         3,560   -
               Total                         $ 606,588 100     $575,821 100     $ 587,660 100

     The electric  utility business  is affected  by varying seasonal  weather
     patterns.   As  a result,  operating revenues  (and associated  operating expenses) are not generated evenly throughout the year.

     Operations

     Kentucky Utilities' net generating capability is 3,164 megawatts. The net generating capability available for operation at any time may be lower because of periodic outages of generating units due to inspection, maintenance, fuel restrictions, or modifications required by regulatory agencies. Kentucky Utilities obtains power from other utilities under bulk power purchase and interchange contracts. At December 31, 1993, Kentucky Utilities' system capability, including purchases from others, was 3,529 megawatts. The all-time system peak demand, on a one-hour
     integrated   basis, occurred on July  28, 1993 and was  3,176 megawatts.
     During 1993, Kentucky Utilities generated about 89% and purchased about 11% of its net system output.

     Kentucky Utilities is one of 28 members of the East Central Area Reliability Coordination Agreement, the purpose of which is to augment the reliability of the members' bulk power supply through coordination of planning and operation of generation and transmission facilities. The members are engaged in the generation, transmission and sale of electric power and energy in the east central area of the United States, which covers all or portions of Michigan, Indiana, Ohio, Kentucky, Pennsylvania, Virginia, West Virginia and Maryland. Kentucky Utilities also has interconnections and contractually established operating arrangements with neighboring utilities and cooperatives.

     Under a contract with Owensboro Municipal Utilities (OMU), Kentucky Utilities has agreed to purchase from OMU the surplus output of the 150 megawatt and 250 megawatt generating units at OMU's Elmer Smith station. Purchases under the contract are made under a contractual formula which has resulted in costs which were and are expected to be comparable to the cost of other power purchased or generated by Kentucky Utilities. Such power constituted about 8% of Kentucky Utilities' net system output during 1993. See Note 5 of the Notes to Financial Statements.

     Kentucky Utilities owns  20% of the common stock of Electric Energy, Inc.
     (EEI), which owns and operates a 1,000-MW station in southern Illinois. Prior to 1994, Kentucky Utilities was entitled to receive varying amounts of power from EEI when available. Such power constituted about 1% of Kentucky Utilities' net system output during 1993. Commencing January 1, 1994, Kentucky Utilities' entitlement is 20% of the available capacity of the station. Such power is expected to be about 5% of Kentucky Utilities' net system output in 1994. See Note 5 of the Notes to Financial Statements.

     Kentucky Utilities has contracted to purchase 75 megawatts of generating capacity from Illinois Power Company from January 1, 1993 to March 31, 1994, and 125 megawatts from April 1, 1994 to December 31, 1994.

     Kentucky Utilities had approximately 2,260 employees at December 31, 1993, of which about 300 are covered by union contracts expiring August 1994.

     Fuel Matters

     Coal-burning generating units provided more than 99% of Kentucky Utilities' net kilowatt-hour generation for 1993. The remainder of Kentucky Utilities' net generation for 1993 was provided by hydroelectric plants, oil and/or natural gas burning units. The average delivered cost of coal purchased, per ton and per million BTU, for the periods indicated were as follows:

                                                   1993      1992      1991
               Per ton                          $ 27.92   $ 27.94   $ 27.99
               Per million BTU                  $  1.15   $  1.16   $  1.16

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

     The average delivered costs of coal purchased on a spot basis during 1993 were $26.23 per ton and $1.08 per million BTU. Kentucky Utilities purchased 44%, 42% and 33% of its coal on a spot basis during 1993, 1992 and 1991, respectively.

     Kentucky Utilities maintains its fuel inventory at levels estimated to be necessary to avoid operational disruptions at its coal-fired generating units. Reliability of coal deliveries can be affected from time to time by a number of factors, including coal mine labor strikes and other supplier operating difficulties.

     Kentucky Utilities believes there are adequate reserves available to supply its existing base-load generating units with the quantity and quality of coal required for those units throughout their useful lives. Kentucky Utilities intends to meet a substantial portion of its coal requirements with 5 year contracts. Kentucky Utilities anticipates that coal supplied under such agreements will represent about two-thirds of the requirements over the next several years. The balance of coal requirements will be met through spot purchases. See Note 5 of the Notes to Financial Statements for the estimated obligations under fuel contracts for each of the years 1994 through 1998.

     Kentucky Utilities does not anticipate encountering any significant problems acquiring an adequate supply of fuel necessary to operate its
     new peaking  units.   See "Construction" for  a discussion of Kentucky
     Utilities' plans to add peaking capacity.

     Kentucky Utilities' fuel adjustment clause for Kentucky customers, which operates to reflect changes in the cost of fuel in billings to customers, is designed to conform to a general regulation providing for a uniform monthly fuel adjustment clause for all electric utilities in Kentucky subject to the jurisdiction of the Kentucky Public Service Commission
     (PSC). The clause is based on a formula approved by the Federal Energy Regulatory Commission (FERC) but with certain modifications, including the exclusion of excess fuel expense attributable to certain forced outages, the filing of fuel procurement documentation, a procedure for billing over and under recoveries of fuel cost fluctuations from the base rate level and provision for periodic public hearings to review past adjustments, to make allowance for any past adjustments found not justified, to disallow any improper expenses and to re-index base rates to include current fuel costs.

     The fuel adjustment clause mechanism for Virginia customers, which is adjusted annually, uses an average fuel cost factor based primarily on projected test year fuel costs. The fuel cost factor is adjusted for the over or under collection of fuel costs from the previous year.

     Environmental Matters

     Federal and state agencies have adopted environmental protection standards which apply to the electric operations of Kentucky Utilities. To comply with these standards, Kentucky Utilities has spent $296 million through 1993 for the installation of pollution control equipment and for the institution of other environmental protection measures.

     Kentucky Utilities' generating units are operated in compliance with the Kentucky Natural Resources and Environmental Protection Cabinet's (the "Cabinet") State Implementation Plan (the "KYSIP") and New Source Performance Standards developed under the Clean Air Act. The KYSIP is a federally-approved plan for the attainment of the national ambient air quality standards. The KYSIP contains standards relating to the

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


     emissions of various pollutants (sulfur dioxide, total suspended particulates and nitrogen oxides) from Kentucky Utilities' fossil-fuel fired steam electric generating units. These emission standards are of varying stringencies and compliance with these standards is attained through a variety of pollution control technologies (scrubbers, electrostatic precipitators, and low NOx burners) and the use of low sulfur coal. Kentucky Utilities' operations are in substantial compliance with current emission standards.

     The acid rain control provisions of the 1990 Clean Air Act Amendments, which are effective in two phases, will require Kentucky Utilities to further decrease the emissions of sulfur dioxide and nitrogen oxides from its fossil-fuel fired steam electric generating units. Ghent Unit 1, E.
     W. Brown Units 1, 2 and 3, and Green River Unit 4 have been designated as Phase I affected units which must comply with sulfur dioxide emission reduction obligations by January 1, 1995. Kentucky Utilities has adopted a strategy designed to comply with the acid rain control provisions, which will involve the installation of a scrubber and related facilities on Ghent Unit 1 during the first phase (which begins January 1, 1995) as well as fuel switching to lower sulfur coal on some other Phase I affected units to comply with sulfur dioxide limitations. In addition, the retrofit of low NOx burners on these units will be required in order to comply with nitrogen oxide limitations. On July 21, 1993, the United States Environmental Protection Agency (the EPA) issued final acid rain permits for each of Kentucky Utilities' Phase I affected units. The EPA's approval of Kentucky Utilities acid rain compliance plan was accompanied by bonus allowances awarded for the installation of the scrubber on Ghent Unit 1 and an extension of the Phase I effective date to January 1, 1997, for certain portions of the acid rain control requirements. Kentucky Utilities current plans are to be in compliance with sulfur dioxide emission reduction obligations by January 1, 1995. See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations - Construction and - Environmental Matters for additional discussion.

     During 1990, each of Kentucky Utilities' five fossil-fuel fired steam electric generating stations was re-issued a wastewater discharge permit by the Cabinet under the Clean Water Act's National Pollutant Discharge Elimination System. These 5-year permits place water quality-based effluent limitations (i.e., thermal and chemical limits) on each of the power plant's discharges. Kentucky Utilities' operations are in substantial compliance with the conditions in the permits.

     Pursuant to the Resource Conservation and Recovery Act, utility wastes (fly ash, bottom ash and scrubber sludge) have been categorized as special wastes (i.e., wastes of large volume, but low environmental hazard). The EPA has concluded that the disposal of coal combustion by-products by practices common to the utility industry are adequate for the protection of human health and the environment. The Cabinet also regulates utility wastes as special wastes under its waste management program.

     Under the Toxic Substances Control Act, the EPA regulates the use, servicing, repair, storage and disposal of electrical equipment containing polychlorinated biphenyls (PCB). To comply with these regulations, Kentucky Utilities has implemented procedures to be followed in the handling, storage and disposal of PCBs. In addition, Kentucky Utilities has completed the mandated phase out of all of its pole-class PCB capacitors and has no vault-type PCB transformers in use, in or near commercial buildings.

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     On February 13, 1990, Kentucky Utilities  received a letter from the  EPA identifying Kentucky Utilities and others as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA or "Superfund") for a disposal site in Daviess
     County,  Kentucky.   The letter  also asked  Kentucky Utilities,  and the
     other  persons  or  entities   named,  to  proceed  voluntarily  with   a
     remediation  program at the site.   Under Superfund,  a responsible party
     may  be liable  for  all or  a  portion  of all  monies  expended by  the
     government to  take corrective action  at the site.   The EPA  has turned
     over responsibility for investigation of the site and development of a remediation plan to a group (not including Kentucky Utilities) originally named as potentially responsible parties. Kentucky Utilities has entered into an agreement with the group as to the portion of the investigation and development costs to be borne by Kentucky Utilities in connection with the site. The agreement does not cover costs which may be incurred in connection with any remediation plan. Any remediation plan would be subject to approval of the EPA. Although a final plan has yet to be developed or approved, Kentucky Utilities does not believe that any liability with respect to the site will have a material impact on its financial position or results of operations.

     Regulation

     Kentucky Utilities is subject to the jurisdiction of the PSC and the Virginia State Corporation Commission (SCC) as to rates, service, accounts, issuance of securities and in other respects. By reason of owning and operating a small amount of electric utility property in one county in Tennessee (having a gross book value of about $212,000), Kentucky Utilities may also be subject to the jurisdiction of the Tennessee Public Service Commission as to rates, accounts, issuance of securities and in other respects. Since 1992, utilities in Kentucky have been allowed to use either a historical test period or a forward-looking test period in rate filings.

     Rate regulation in Kentucky allows each utility, with a PSC-approved environmental compliance plan and environmental surcharge rider, to recover on a current basis the cost of complying with any federal, state or local environmental requirements, including the 1990 Clean Air Act Amendments, which apply to coal combustion wastes and by-products from facilities utilized for the production of energy from coal. An approved surcharge rider will allow Kentucky Utilities to recover any compliance related operating expenses and to earn a reasonable rate of return on compliance related capital expenditures through the application of the surcharge each month to customers' bills. For information regarding Kentucky Utilities filing with the PSC for approval of a rider, see
     Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental Matters - Environmental Surcharge.

     Integrated resource planning regulations in Kentucky require Kentucky Utilities and the other major utilities to make biennial filings, with the PSC, of various historical and forecasted information relating to forecasted load, capacity margins and demand-side management techniques.

     Pursuant to Kentucky law, the PSC has established the boundaries of the service territory or area of each supplier of retail electric service in Kentucky (including Kentucky Utilities), other than municipal corporations, within which each such supplier shall have the exclusive right to render retail electric service.

     The FERC has jurisdiction under the Federal Power Act over certain of the electric utility facilities and operations and accounting practices of Kentucky Utilities, and in certain other respects as provided in the Act.

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

     The FERC has classified Kentucky Utilities as a "public utility" as defined in the Act.

     Kentucky Utilities is presently exempt from all the provisions of the Public Utility Holding Company Act of 1935, except Section 9(a)(2) thereof (which relates to the acquisition of securities of public utility companies), by virtue of the exemption granted by an order of the Securities and Exchange Commission dated April 19, 1949 and, absent further action by the Commission, by virtue of annual exemption statements filed by Kentucky Utilities with the Commission pursuant to Rule 2 prescribed under the Act.

     National Energy Policy Act

     See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operation - National Energy Policy Act.


     Item 2.  Properties

     Kentucky Utilities  owns and  operates the following  electric generating stations:
                                                              Nameplate      Effective
                                                             Rating (KW)  Capability (KW)
      Steam:            Ghent           Ghent, Ky              2,226,060        2,006,000
                        Green River     South Carrollton, Ky     263,636          238,000
                        E. W. Brown     Burgin, Ky               739,534          668,000
                        Tyrone          Tyrone, Ky               137,500          135,000
                        Pineville       Four Mile, Ky             37,500           34,000
      Hydro:            Dix Dam &
                        Lock #7         Burgin, Ky                30,297           24,000
      Gas/Oil Peaking:  Haefling        Lexington, Ky             62,100           59,000
                                                               3,496,627        3,164,000

     Substantially all properties are subject to the lien of Kentucky Utilities' Mortgage Indenture.

     Construction

     The total construction expenditures of Kentucky Utilities for the years 1994 through 1998 are estimated at $631.6 million. Such expenditures include an estimated $326.1 million for generating facilities, $65.5 million for transmission facilities and $240.0 million for distribution and general facilities. Included in total construction expenditures for the 1994 - 1998 period are $137.8 million for 660-MW of peak generating capacity to be added during 1994 - 1998 (220-MW in 1994, and 110-MW in each year 1995-1998) and $152.3 million for environmental compliance (of which $128.6 million is for compliance with the 1990 Clean Air Act Amendments). All necessary permits and approvals for the three units to go on line in 1994 and 1995 have been obtained. An application for a Certificate of Convenience and Necessity to construct the peaking unit to go on line in 1996 was filed with the PSC in December 1993. Kentucky Utilities has no plans to install base load generating capacity before 2010. Construction expenditures for the years 1989 through 1993 aggregated about $440.2 million. See Note 5 of the Notes to Financial Statements for the estimated amounts of construction expenditures for each of the years 1994 through 1998.

     Kentucky Utilities frequently reviews its construction program and construction expenditures, which may be affected by numerous factors, including the rate of load growth, changes in construction costs, changes in environmental regulations, the adequacy of rate relief and Kentucky Utilities' ability to raise necessary capital (See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations). Kentucky Utilities' planned additions to its electric generating capacity are based on projections of its future load using estimated load growth rates. Consideration is also given to projections by neighboring utilities of their future loads and capacity. A major effort in the industry is being made to control future construction requirements by managing customer demand. However, forecasts of future loads are subject to numerous uncertainties, including economic conditions and effectiveness of energy conservation measures.


     Item 3.  Legal Proceedings

     None.


     Item 4.  Submission of Matters to a Vote of Security Holders

     None.






































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




     Executive Officers of the Registrant
                           Current
                           Positions      Positions Held During at Least the
      Name and Age         Held           Last 5 Years

      John T. Newton       Chairman and   Chairman of the Board of Kentucky
      Age 63               President,     Utilities since November 1987, and
                           and Director   President since January 1987.
                                          Director of Kentucky Utilities
                                          since December 1974.

      O. M. Goodlett       Senior Vice-   Senior Vice-President of Kentucky
      Age 46               President      Utilities since November 1992.
                                          Vice-President of Kentucky
                                          Utilities from April 1982 to
                                          November 1992.

      James W. Tipton      Senior Vice-   Senior Vice-President of Kentucky
      Age 50               President      Utilities since November 1986.


      Michael R. Whitley   Senior Vice-   Director of Kentucky Utilities
      Age 50               President and  since March 1992, and Senior Vice-
                           Director       President since March 1987.
                                          Secretary of Kentucky Utilities
                                          from July 1978 to November 1992.

      George S. Brooks II  General        Corporate Secretary of Kentucky
      Age 43               Counsel and    Utilities since November 1992, and
                           Corporate      General Counsel since January 1988.
                           Secretary

      James M. Allison     Vice-          Vice-President of Kentucky
      Age 40               President      Utilities since February 1993.
                                          President and Chief Operating
                                          Officer of Wheeling Power Company
                                          from October 1989 to January 1993.
                                          South Bend Division Manager of
                                          Indiana Michigan Power Company from
                                          January 1986 to October 1989.

      Gary E. Blake        Vice-          Vice-President of Kentucky
      Age 40               President      Utilities since November 1992.
                                          Western Division Manager of
                                          Kentucky Utilities from October
                                          1991 to November 1992.  Assistant
                                          Western Division Manager of
                                          Kentucky Utilities from March 1990
                                          to October 1991.  Field Operations
                                          Coordinator for Kentucky Utilities
                                          from April 1986 to March 1990.

      William E. Casebier  Vice-          Vice-President of Kentucky
      Age 51               President      Utilities since May 1988.

                           Current
                           Positions      Positions Held During at Least the
      Name and Age         Held           Last 5 Years

      Robert M. Hewett     Vice-          Vice-President of Kentucky
      Age 46               President      Utilities since January 1982.

      Wayne T. Lucas       Vice-          Vice-President of Kentucky
      Age 46               President      Utilities since November 1986.

      Ronald L. Whitmer    Vice-          Vice-President of Kentucky
      Age 61               President      Utilities since November 1992.
                                          Director of Production and
                                          Generation Construction of Kentucky
                                          Utilities from May 1985 to November
                                          1992.

      William N. English   Treasurer      Treasurer of Kentucky Utilities
      Age 43                              since April 1982.

      Michael D. Robinson  Controller     Controller of Kentucky Utilities
      Age 38                              since August 1990.  Assistant
                                          Controller of Kentucky Utilities
                                          from August 1983 to August 1990.

      John J. Maloy, Jr.   Assistant      Assistant Treasurer of Kentucky
      Age 39               Treasurer      Utilities since August 1984.
                                          (Not an Executive Officer)

     Note: Officers are elected annually by the Board of Directors. There is no family relationship between any executive officer and any other executive officer or any director.

                                      PART II


     Item 5. Market  for Registrant's  Common Equity  and Related  Stockholder
             Matters

     Since December 1, 1991, all of the outstanding common stock of Kentucky Utilities has been held by KU Energy.

     The following table sets forth the cash distributions (in thousands of dollars) on common stock paid by Kentucky Utilities for the periods indicated:


                                       1993         1992
               First Quarter         $15,127      $64,749
               Second Quarter        $15,127      $14,749
               Third Quarter         $15,127      $14,749
               Fourth Quarter        $15,127      $14,749


     The 1992 first quarter amount includes a $50 million special dividend to the parent company, KU Energy.

        See Note 6 of the Notes to Financial Statements.


     Item 6.  Selected Financial Data

      Year ended December 31,                   1993       1992      1991       1990      1989
                                                                                    (in thousands)
      Operating Revenues:
        Residential                         $210,759  $ 194,817  $202,885  $ 187,100  $186,517
        Commercial                           138,271    133,519   137,653    131,990   127,158
        Industrial                           111,857    102,808    98,595     96,524    89,691
        Mine power                            34,977     36,696    37,093     37,877    37,056
        Public authorities                    48,142     45,570    46,332     43,125    41,967
          Total sales to ultimate
            consumers                        544,006    513,410   522,558    496,616   482,389
        Other electric utilities              62,463     58,979    61,542     53,295    45,910
        Miscellaneous revenues and other         119      3,432     3,560      3,870     3,596
          Total operating revenues           606,588    575,821   587,660    553,781   531,895
      Operating Expenses:
        Fuel used in generation              178,910    168,470   183,167    175,439   164,814
        Electric power purchased              34,711     32,753    26,744     27,521    21,231
        Other operating expenses             104,930     93,915    91,779     85,111    79,120
        Maintenance                           59,451     61,118    58,590     52,606    48,072
        Depreciation                          60,800     58,849    57,337     56,173    54,756
        Federal and state income taxes        48,178     41,489    46,569     42,331    45,059
        Other taxes                           14,347     13,359    12,858     12,384    11,716
          Total operating expenses           501,327    469,953   477,044    451,565   424,768
      Net Operating Income                   105,261    105,868   110,616    102,216   107,127
      Other Income and Deductions              8,331     11,226    12,062     15,102    11,695
      Income Before Interest Charges
        and AFUDC                            113,592    117,094   122,678    117,318   118,822
      Interest Charges:
        Interest on long-term debt            31,650     39,571    36,559     36,132    35,663
        Other interest                         1,249      1,394     1,626      1,219       912
          Total interest charges              32,899     40,965    38,185     37,351    36,575
      AFUDC                                      593        169       262        146        51
      Income Before Cumulative Effect of
        a Change in Accounting Principle      81,286     76,298    84,755     80,113    82,298
      Cumulative Effect on Prior Years
        of Accrual of Unbilled Revenues            -          -         -          -    11,470
      Net Income                            $ 81,286  $  76,298  $ 84,755  $  80,113  $ 93,768
      Preferred Stock Dividend
        Requirements                           2,558      2,518     3,031      5,513     5,847
      Net Income Applicable to Common
        Stock                               $ 78,728  $  73,780  $ 81,724  $  74,600  $ 87,921
      Common Dividends                      $ 60,509  $ 108,996  $ 56,727  $  55,214  $ 52,945



     Item 6.  Selected Financial Data
             (continued)
                                            1993         1992       1991        1990        1989
     Assets (in thousands)             $1,559,052  $1,424,295 $1,427,530  $1,426,269  $1,390,294
     Capitalization: (in thousands)
        Bonds                          $  441,830  $ 443,330  $  407,330  $  408,070  $  395,860
        Notes                                 107        128         149         171         192
        Unamortized premium on
          long-term debt                      108        519         713         772         832
        Preferred stock                    40,000     40,000      40,000      40,000      40,000
        Preferred stock with mandatory
          redemption                            -          -           -           -      31,000
        Common stock equity               552,106    534,073     569,289     546,477     527,111
             Total capitalization      $1,034,151  $1,018,050 $1,017,481  $  995,490  $  994,995
     % Total Capitalization
        Represented by:
        Long-term debt                       42.7       43.6        40.1        41.1        39.9
        Preferred stock                       3.9        3.9         3.9         4.0         7.1
        Common stock equity                  53.4       52.5        56.0        54.9        53.0
     Kilowatt-hours Generated,
        Purchased and Sold:
        (in thousands)
        Power generated                14,934,839 13,700,313  14,183,713  13,024,722  12,635,905
        Power purchased                 1,926,299  2,032,110   1,464,812   1,425,899   1,299,908
        Power interchanged - net            1,556      3,393     (10,725)     14,934      (9,029)
             Total                     16,862,694 15,735,816  15,637,800  14,465,555  13,926,784
        Less - losses and company use   1,066,251    876,862     906,468     878,337     791,474
        Remainder - kilowatt-hours
          sold                         15,796,443 14,858,954  14,731,332  13,587,218  13,135,310
        Sales classified:
          Residential                   4,702,697  4,278,098   4,385,670   4,012,324   4,093,485
          Commercial                    3,217,504  3,080,045   3,122,156   2,968,049   2,888,661
          Industrial                    3,409,213  3,093,113   2,874,016   2,791,304   2,650,383
          Mine power                      933,317    977,032     955,410     983,778     978,363
          Public authorities            1,199,893  1,123,494   1,133,176   1,048,483   1,047,461
             Total sales to
               ultimate consumers      13,462,624 12,551,782  12,470,428  11,803,938  11,658,353
          Other electric utilities      2,333,819  2,307,172   2,260,904   1,783,280   1,476,957
             Total                     15,796,443 14,858,954  14,731,332  13,587,218  13,135,310

     Average Number of Customers          432,636    425,403     419,340     413,843     408,331
     Residential Sales (per customer):
        Average kilowatt-hours             12,995     12,007      12,471      11,546      11,923
        Average revenue                $   582.41  $  546.80  $   576.93  $   538.43  $   543.27
     System Capability - Megawatts:
        Kentucky Utilities' plants          3,164      3,163       3,162       3,150       3,158
        Purchased contracts                   365        293         254         251         232
          Total system capability           3,529      3,456       3,416       3,401       3,390
     Net System Maximum Demand -
        Megawatts                           3,176      2,845       2,894       2,835       2,919
     Load Factor (%)                         57.7       59.4        58.4        56.5        53.9
     Heat Rate (BTU per KWH) (1)           10,367     10,344      10,350      10,449      10,426
     Fuel - Average Cost per Ton(1)    $    28.31  $   27.88  $    29.67  $    30.74  $    28.93
     Average Cost per Million BTU(1)   $     1.17  $    1.18  $     1.24  $     1.28  $     1.22
     (1) Based on coal consumed

     Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     Kentucky Utilities Company (Kentucky Utilities), an electric utility, is a wholly owned subsidiary of KU Energy Corporation (KU Energy).

     RESULTS OF OPERATIONS

     Net Income Applicable to Common Stock

     Net income applicable to common stock was $78.7 million in 1993 compared to $73.8 million in 1992 and $81.7 million in 1991. The increase in 1993 was primarily due to weather-related growth in sales and lower interest charges attributable to debt refinancings and redemptions. Earnings in 1993 were negatively impacted by an increase in other operating expenses and a decline in interest and dividend income. The decline in 1992 earnings was due to unusually mild weather, increases in operating and maintenance costs, and an increase in interest charges attributed to a $35 million increase in long-term debt.

     Sales & Revenues

                                                                 Increase (Decrease)
                                                                  From Prior Years
                                                             1993                 1992
                                                       kWh     Revenues       kWh   Revenues
                                                       (%)      (000's)       (%)   (000's)

            Residential                                10     $  15,942      (2)  $  (8,068)
            Commercial                                  4         4,752      (1)     (4,134)
            Industrial                                 10         9,049       8       4,213
            Mine Power & Public
             Authorities                                2           853       1      (1,159)
                  Total Retail Sales                    7        30,596       1      (9,148)
            Other Electric Utilities                    1         3,484       2      (2,563)
            Provision for Refund -
              Litigation Settlement                     -        (3,309)      -           -
            Miscellaneous Revenues
             and Other                                  -            (4)      -        (128)
                  Total                                 6     $   30,767      1   $ (11,839)

     Sales increased  6% to 15.8  billion kilowatt-hours  (kWh) in 1993.   The
     increase resulted primarily from increases in sales to residential and industrial customers. The rise in residential sales reflects cooler weather in the first and fourth quarters of 1993 and warmer weather during the second and third quarters of 1993 as compared to the corresponding periods of 1992. Due to the exceptionally warm weather in the third quarter of 1993, Kentucky Utilities set an all-time peak demand for electricity on July 28, 1993, of 3,176 megawatts. The increase in industrial sales reflects the general strength of the service area economy as well as an increase in the number of industrial customers. As a result of the increase in sales, revenues rose 5% in 1993 to $606.6 million. Revenues in 1993 were reduced approximately $3.3 million as a result of refunds to customers of amounts recovered from a litigation settlement with a former coal supplier. The $3.3 million, which was charged against revenue, represents $4.1 million of fuel savings less

     $.8 million for  incurred litigation costs.   See Note 2 of  the Notes to
     Financial Statements.

     Despite declines in residential and commercial sales in 1992, total sales increased due to greater sales to industrial customers. The decline in residential and commercial sales was the result of cooler than normal weather in the second and third quarters of 1992, compared to warmer than normal weather in the corresponding periods of 1991. The decline in 1992 revenues was due primarily to lower average fuel costs passed on to customers.

     Kilowatt-Hour Sales

      Year Ended December 31,            1993       1992        1991        1990        1989
      kWh Sales (in millions)          15,796     14,859      14,731      13,587      13,135


      1993 Kilowatt-Hour Sales by Classification

      Year Ended December 31,                       1993
      Residential                                    30%
      Commercial                                     20%
      Industrial                                     22%
      Mine Power                                      6%
      Public Authorities                              8%
      Other Electric Utilities                       14%
          Total                                     100%


     Fuel and Purchased Power Expense

     Fuel expense in 1993 totaled $178.9 million, a 6% increase over 1992. The increase was largely attributable to greater coal consumption. Fuel expense for 1993 reflects a $4.1 million reduction associated with the refunding to customers of fuel cost savings resulting from the litigation settlement with a former coal supplier. See Note 2 of the Notes to Financial Statements. Purchased power expense increased $2.0 million (6%) in 1993. The increase reflects greater demand charges associated with a new short-term capacity contract with a neighboring utility, partially offset by a 5% decline in power purchases. The decline in power purchases was due to a reduction in the availability of Owensboro Municipal Utilities' (OMU) generating units during scheduled maintenance of those units in the second quarter of 1993. A contract between Kentucky Utilities and OMU allows Kentucky Utilities to purchase, on an economic basis, surplus power from a 400-megawatt generating station owned by OMU.

     Fuel expense in 1992 declined $14.7 million (8%) to $168.5 million. The reduction was due to a lower average price per ton of coal consumed (6%) and to a decline in coal consumption (2%). The decline in the average price per ton was due to lower cost coal and to the completion in May 1992 of the amortization of buyout costs associated with a terminated coal contract. Coal consumption in 1992 was reduced as a result of increases in power purchases. Purchased power expense rose $6.0 million (22%) in 1992 due to increased power purchases (39%), primarily under the OMU contract. The increase in purchased power costs resulting from greater kWh purchases in 1992 was partially offset by a reduction in the average price per kWh purchased.

     Other Operating Expenses

     Other operating expenses for 1993 increased $11.0 million (12%), $6.3 million of which resulted from the adoption of a new accounting standard. See Note 4 (Other Postretirement Benefits) of the Notes to Financial Statements.

     Other Income and Deductions

     Other income and deductions  in 1993 declined $2.6 million.   A reduction
     in interest and dividend income resulted from lower levels of cash investments.

     Other income and deductions in 1992 were comparable to 1991. Additional interest and dividend income associated with an increase in the average amounts available for investment and bond proceeds deposited pending retirement of existing debt issues were offset by lower available short-term investment returns.

     Interest Charges

     Interest charges decreased $8.2 million (20%) in 1993. The decrease was the result of the redemption of two debt issues near the beginning of the second quarter of 1993 and the refinancing of several debt issues during the second half of 1992 and early in the third quarter of 1993 at significantly lower interest rates. See Note 5 of the Notes to Financial Statements for information pertaining to Kentucky Utilities' refinancing and redemption activities in 1993.

     Interest charges in 1992 increased $2.8 million (7%). The interest expense associated with the issuance of additional debt was partially offset by the refinancing of higher cost existing debt. The effects of the increase in interest expense were partially offset by the above mentioned interest income on bond proceeds deposited.


     LIQUIDITY & RESOURCES

     Capital Structure

     Kentucky Utilities continues to maintain a strong capital structure. At the end of 1993, common stock equity represented 53.4% of total capitalization while long-term debt stood at 42.7%, and preferred stock was 3.9%.

     Total Capitalization

      As of December 31,                  1993       1992        1991        1990        1989

      Capitalization (in millions)     $1,034     $1,018      $1,017      $  995      $  995

      Long-Term Debt                     42.7%      43.6%       40.1%       41.1%       39.9%
      Preferred Stock                     3.9%       3.9%        3.9%        4.0%        7.1%
      Common Stock Equity                53.4%      52.5%       56.0%       54.9%       53.0%

     Cash Flow

     In 1993, cash provided by operating activities accounted for 67% of total cash requirements as compared to 68% in 1992 and 105% for 1991. Cash requirements included in the above percentages exclude optional debt refinancings and redemptions. At the end of 1993, cash and cash equivalents totaled $8.8 million. Cash and cash equivalents were $94.3 million at the end of 1992 and $125.6 million at year-end 1991. Cash and cash equivalents were utilized to redeem $55 million of first mortgage bonds and to help meet expenditures for compliance with the 1990 Clean Air Act Amendments and peaking unit construction, thus lowering cash levels at the end of 1993.

     Financing

     During 1993, Kentucky Utilities continued to take advantage of opportunities to reduce its embedded cost of long-term debt through refinancings. A total of $120 million of first mortgage bonds was refinanced in 1993 at significantly lower interest rates. Kentucky Utilities has refinanced over $300 million of long-term debt over the past year and a half. The reduction of interest expense on an annual basis from these refinancings will total about $5.4 million. In 1992, Kentucky Utilities refinanced $53 million of first mortgage bonds (including a $3 million redemption premium) and $133.9 million of pollution control bonds at significantly lower interest rates. As a result of the foregoing activities, Kentucky Utilities' embedded cost of long-term debt declined to 7.23% in 1993 as compared to 8.00% in 1992 and 8.94% in 1991.

     In December 1993, $50 million of 5 3/4% Collateralized Solid Waste Disposal Facility Revenue Bonds was issued to finance a portion of the costs of environmental compliance facilities currently under construction.

     Kentucky Utilities also issued $20 million of 6.53% preferred stock in December 1993. Proceeds from the sale of this issue were used to redeem the utility's 7.84% Preferred Stock on February 1, 1994. See Note 5 of the Notes to Financial Statements for additional information on 1993 financing activities.

     Embedded Cost of Long-Term Debt
      As of December 31,                  1993        1992       1991        1990        1989
      Embedded Cost of Long-Term Debt    7.23%      8.00%       8.94%       8.93%       8.97%


     Construction

     Construction expenditures totaled $177.1 million in 1993 as compared to $86.1 million in 1992 and $65.6 million in 1991. The 1993 increase was largely attributable to $48.7 million expended for compliance with the 1990 Clean Air Act Amendments and $55.5 million expended for construction of peaking units.

     Projected construction  requirements for the 1994-1998  period are $631.6 million. Included in this amount are $152.3 million for environmental compliance measures of which $128.6 million is for compliance with the 1990 Clean Air Act Amendments. Also included in the 1994-1998 construction total is $137.8 million for peaking units.

     Kentucky Utilities expects to provide about 79% of its 1994-1998 construction requirements through internal sources of funds with the balance primarily from long-term debt.

       Construction Expenditures by Function - Actual

      (in millions of dollars)           1989        1990        1991        1992        1993

      Total Construction Expenditures  $ 52.2     $ 59.2      $ 65.6      $ 86.1      $177.1

      Generation                         12.0%      25.7%       33.7%       42.1%       69.7%
      Distribution                       59.1%      53.6%       47.6%       36.3%       21.5%
      Transmission and Other             28.9%      20.7%       18.7%       21.6%        8.8%

       Construction Expenditures by Function - Projected

      (in millions of dollars)           1994        1995        1996        1997        1998

      Total Construction Expenditures  $183.6     $109.1      $128.6      $125.0      $ 85.3

      Generation                         70.9%      46.6%       53.9%       48.1%       18.5%
      Distribution                       19.6%      33.6%       29.3%       33.0%       51.2%
      Transmission and Other              9.5%      19.8%       16.8%       18.9%       30.3%


     Providing for Customer Growth

     Kentucky Utilities utilizes a least cost planning strategy to ensure that growth in customer demand is provided for in the most efficient and cost-effective manner. The Kentucky Public Service Commission (PSC) requires filing of an Integrated Resource Plan every two years. Kentucky Utilities filed its 1993 Integrated Resource Plan in October 1993. This plan includes a 15-year load forecast and description of existing and planned conservation programs, load management programs and generation facilities to meet forecasted requirements in a reliable manner at the lowest reasonable costs. The PSC has initiated an informal review of the plan according to existing regulations.

     As outlined in Kentucky Utilities' 1993 Integrated Resource Plan, annual growth in sales and customer peak demand is forecast at 1.8% and 1.9%, respectively, over the next 15 years. The utility plans to provide for customer growth in the '90s through purchased power and the addition of combustion turbine peaking units. Three 110-megawatt peaking units are currently under construction. Two of the units will be installed in 1994 and the other in 1995. An additional peaking unit may be required in each year from 1996-1998. There are no plans for additional baseload capacity before 2010.


     ENVIRONMENTAL MATTERS

     Clean Air Act Compliance

     Kentucky Utilities' compliance strategy for the 1990 Clean Air Act Amendments includes installing flue gas desulfurization systems (scrubbers), low nitrogen oxide burners and continuous emission monitoring devices as well as fuel switching to lower sulfur coal. The key component of the utility's compliance plan for Phase I requirements, which are effective January 1, 1995, is a scrubber under construction at Ghent Unit 1. The flexible design of the Ghent Unit 1 scrubber provides the option of installing equipment to scrub flue gas from Ghent Unit 2 at an economical cost. Anticipated costs of implementing this option are included in the total estimated 1994-1998 construction expenditures shown above.

     In 1993, Kentucky Utilities revised its previous cost estimates for compliance to reflect lower than expected costs for construction of the Ghent Unit 1 scrubber. Kentucky Utilities also deferred, until the 2005 time frame, an additional scrubber originally planned at Brown Unit 3 for compliance with Phase II requirements, which are effective January 1, 2000. The utility had anticipated capital spending of about $359 million through 2000 for the 1990 Clean Air Act Amendments ($166 million for Phase I and $193 million for Phase II). With the above mentioned revisions and the anticipated additional equipment to scrub Ghent Unit 2, current estimates of the capital costs for compliance through the year 2000 are about $200 million (over two-thirds of which should be incurred by January 1, 1995). Through December 31, 1993, about $70 million had been spent for compliance.

     Kentucky Utilities has purchased 12,900 Phase I emission allowances and has been awarded about 114,000 additional allowances through participation in the Environmental Protection Agency's Phase I Extension Plan Program. The allowances give the utility additional flexibility in implementing its compliance plans and will be incorporated into its strategy to achieve the most economical means of compliance.

     Kentucky Utilities will continue to review and revise its compliance plans to ensure that its obligations are most effectively met.

     Environmental Surcharge

     In January 1994, Kentucky Utilities filed plans with the PSC to implement an environmental surcharge. The surcharge will permit the utility to recover certain ongoing operating and capital costs of compliance with any federal, state or local environmental requirements associated with the production of energy from coal, including the 1990 Clean Air Act Amendments. Upon PSC approval, the proposed environmental surcharge would begin August 1, 1994. Kentucky Utilities estimates that under the proposed surcharge, it would recover about $15.5 million in environmental costs during the first twelve months and about $23 million during the second twelve months.

     Other

     In 1990, Kentucky Utilities received a letter from the Environmental Protection Agency (EPA) identifying Kentucky Utilities and others as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act of 1980 for a disposal site in Daviess County, Kentucky. The EPA has turned over responsibility for investigation of the site and development of a remediation plan to a group (not including Kentucky Utilities) originally named as potentially responsible parties. Kentucky Utilities has entered into an agreement with the group as to the portion of the investigation and development costs to be borne by Kentucky Utilities in connection with the site. Any remediation plan would be subject to approval of the EPA. Although a final, approved plan has yet to be developed, Kentucky Utilities does not believe that any liability with respect to the site will have a material impact on its financial position or results of operations.


     NATIONAL ENERGY POLICY ACT

     The  National  Energy Policy  Act of  1992  (Energy Act)  promotes energy
     efficiency,   environmental   protection   and   increased   competition.

     Provisions of the Energy Act of most importance to electric utilities are those that promote competition in the generation and transmission of electricity. The Energy Act removes long-standing constraints on the development of wholesale power generation by establishing a new class of independent power producers which are exempt from traditional utility regulation. The Energy Act also makes it easier for nonutility power producers to gain access to utility-owned transmission networks by allowing the Federal Energy Regulatory Commission to order wholesale "wheeling" by public utilities. While the final impact of the Energy Act is yet to be determined, Kentucky Utilities believes that it will increase competition and may affect the traditional business strategies of the utility industry. Kentucky Utilities further believes it is well positioned for increased competition because Kentucky Utilities' rates continue to be among the lowest in the nation.


     IMPACT OF ACCOUNTING STANDARDS

     Refer to Note 8 of the Notes to Financial Statements for information concerning a new standard for accounting for investments in debt and equity securities.


     INFLATION

     Kentucky Utilities' rates are designed to recover operating and historical plant costs. Financial statements, which are prepared in accordance with generally accepted accounting principles, report operating results in terms of historic costs and do not evaluate the impact of inflation. Inflation affects Kentucky Utilities' construction costs, operating expenses and interest charges. Inflation can also impact Kentucky Utilities' financial performance if rate relief is not granted on a timely basis for increased operating costs.

     Item 8.  Financial Statements and Supplementary Data


                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To Kentucky Utilities Company:

     We have audited the accompanying balance sheets and statements of capitalization of Kentucky Utilities Company (a Kentucky and Virginia corporation) as of December 31, 1993 and 1992, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements and the schedules referred to below are the responsibility of Kentucky Utilities' management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kentucky Utilities Company as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As explained in Notes 3 and 4 to the financial statements, effective January 1, 1993, Kentucky Utilities Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Item 14(A)(2) are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                         /s/ Arthur Andersen & Co.
                                         Arthur Andersen & Co.

     Chicago, Illinois
     January 26, 1994


      Statements of
      Income and
      Retained
      Earnings
                                     Kentucky Utilities Company

      Year Ended December 31, (in thousands of dollars)      1993          1992          1991

      Operating Revenues                                $ 606,588    $  575,821   $   587,660
      Operating Expenses:
        Fuel, principally coal, used in generation        178,910       168,470       183,167
        Electric power purchased                           34,711        32,753        26,744
        Other operating expenses                          104,930        93,915        91,779
        Maintenance                                        59,451        61,118        58,590
        Depreciation                                       60,800        58,849        57,337
        Federal and state income taxes                     48,178        41,489        46,569
        Other taxes                                        14,347        13,359        12,858
                                                          501,327       469,953       477,044
      Net Operating Income                                105,261       105,868       110,616
      Other Income and Deductions:
        Interest and dividend income                        2,813         6,611         8,744
        Other income and deductions - net                   5,926         4,734         3,503
                                                            8,739        11,345        12,247
      Income Before Interest Charges                      114,000       117,213       122,863

      Interest Charges:
        Interest on long-term debt                         31,650        39,571        36,559
        Other interest charges                              1,064         1,344         1,549
                                                           32,714        40,915        38,108

      Net Income                                           81,286        76,298        84,755
      Preferred Stock Dividend Requirements                 2,558         2,518         3,031
      Net Income Applicable to Common Stock             $  78,728    $   73,780   $    81,724



      Retained Earnings Beginning of Year               $ 226,210    $  261,426   $   238,614
      Add Net Income                                       81,286        76,298        84,755
                                                          307,496       337,724       323,369
      Deduct:
        Dividends on preferred stock                        2,558         2,518         3,031
        Dividends on common stock                          60,509       108,996        56,727
        Preferred stock redemption expense and other            -             -         2,185
                                                           63,067       111,514        61,943
      Retained Earnings End of Year                     $ 244,429    $  226,210   $   261,426












      The  accompanying  Notes   to  Financial  Statements  are  an  integral  part  of  these statements.



      Statements of
      Cash Flows
                                       Kentucky Utilities Company

      Year Ended December 31, (in thousands of dollars)         1993         1992          1991

      Cash Flows from Operating Activities:

        Net income                                       $    81,286   $    76,298  $    84,755
        Items not requiring (providing) cash currently:
          Depreciation                                        60,800        58,849       57,337
          Deferred income taxes                                5,725         3,974          272
          Investment tax credit deferred                      (4,131)       (4,149)      (4,377)
          Change in fuel inventory                             7,694          (642)      15,836
          Change in accounts receivable                       (9,331)        7,338       (1,845)
          Change in accounts payable                          22,768        (1,819)       5,495
          Change in accrued utility revenues                  (2,019)       (1,970)         883
          Change in liability to ratepayers                   36,867             -            -
          Change in escrow funds                             (37,752)            -            -
        Other - net                                            2,743        (2,079)       8,741

      Net Cash Provided by Operating Activities              164,650       135,800      167,097


      Cash Flows from Investing Activities:

        Construction expenditures - utility                 (177,069)      (86,077)     (65,649)
        Nonutility property                                   (4,956)            -         (135)
        Other                                                    380           801          504

      Net Cash Used by Investing Activities                 (181,645)      (85,276)     (65,280)

      Cash Flows from Financing Activities:

        Issuance of long-term debt                           173,500       219,930            -
        Funds deposited with trustee - net                   (18,268)          528        6,311
        Retirement of long-term debt, including premiums    (180,677)     (190,756)        (711)
        Retirement of preferred stock                              -             -      (32,732)
        Issuance of preferred stock                           20,000             -            -
        Payment of dividends                                 (63,027)     (111,514)     (60,002)

      Net Cash Used by Financing Activities                  (68,472)      (81,812)     (87,134)

      Net Increase (Decrease) in Cash and Cash Equivalents   (85,467)      (31,288)      14,683

      Cash and Cash Equivalents Beginning of Year             94,299       125,587      110,904

      Cash and Cash Equivalents End of Year              $     8,832   $    94,299  $   125,587

      Supplemental Disclosures
      Cash paid for:
        Interest on long-term debt                       $    33,860   $    41,912  $    36,441
        Federal and state income taxes                   $    42,483   $    39,091  $    48,080


      The  accompanying  Notes  to  Financial  Statements   are  an  integral  part  of  these
      statements.


      Balance
      Sheets
                                       Kentucky Utilities Company

      As of December 31, (in thousands of dollars)                         1993           1992

      Assets
      Utility Plant:
         Plant in service, at cost                                  $ 2,004,688   $  1,955,164
         Less:  Accumulated depreciation                                879,960        823,502
                                                                      1,124,728      1,131,662

         Construction work in progress                                  158,829         37,422
                                                                      1,283,557      1,169,084
      Current Assets:
         Cash and cash equivalents                                        8,832         94,299
         Escrow funds - coal contract litigation                         37,752              -
         Construction funds held by trustee                              18,268              -
         Accounts receivable, net of allowance
              for doubtful accounts                                      41,457         32,126
         Accrued utility revenues                                        25,575         23,556
         Fuel, principally coal, at average cost                         31,073         38,767
         Plant materials and operating supplies, at average cost         17,261         11,932
         Other                                                            7,804          1,947
                                                                        188,022        202,627

      Investments, Deferred Charges and Other Assets:
         Accumulated deferred income taxes                               35,778         15,842
         Unamortized loss on reacquired debt                             13,295          8,613
         Other                                                           38,400         28,129
                                                                         87,473         52,584
                                                                    $ 1,559,052   $  1,424,295
      Capitalization and Liabilities
      Capitalization: (See Statements of Capitalization)
         Common stock equity                                        $   552,106   $    534,073
         Preferred stock                                                 40,000         40,000
         Long-term debt                                                 442,045        443,977
                                                                      1,034,151      1,018,050

      Current Liabilities:
         Preferred stock and long-term debt due within one year          20,021             21
         Accounts payable                                                44,006         21,238
         Accrued interest                                                 7,302         10,621
         Accrued taxes                                                    4,660          4,029
         Customers' deposits                                             10,803         10,605
         Accrued payroll and vacations                                    7,709          6,760
         Liability to ratepayers - coal contract litigation              36,867              -
         Other                                                            6,434          5,993
                                                                        137,802         59,267

      Deferred Credits and Other Liabilities:
         Accumulated deferred income taxes                              248,103        280,631
         Accumulated deferred investment tax credits                     42,385         46,516
         Regulatory liabilities                                          69,689          5,090
         Other                                                           26,922         14,741
                                                                        387,099        346,978
                                                                    $ 1,559,052   $  1,424,295

      The  accompanying  Notes  to  Financial  Statements   are  an  integral  part  of  these
      statements.



      Statements of
      Capitalization
                                       Kentucky Utilities Company

      As of December 31, (in thousands of dollars)                         1993           1992

      Common Stock Equity:
         Common stock, without par value,
              outstanding 37,817,878 shares                         $   308,140   $    308,140
         Capital stock expense and other                                   (463)          (277)
         Retained earnings                                              244,429        226,210
                                                                        552,106        534,073

      Preferred Stock, cumulative, without par value,$100 stated value
         4 3/4%, outstanding 200,000 shares                              20,000         20,000
         6.53%, outstanding 200,000 shares                               20,000              -
         7.84%, outstanding 200,000 shares                               20,000         20,000
         Less:  Amounts to be redeemed within one year                   20,000              -
                                                                         40,000         40,000

      Long-Term Debt:
         First mortgage bonds, substantially all of Kentucky
              Utilities' utility plant is pledged as security
              for these bonds                                           441,830        443,330
         Unamortized premium                                                108            519
                                                                        441,938        443,849
         8% secured note, due January 5, 1999                               128            149
         Less:  Amounts to be redeemed within one year                       21             21
                                                                        442,045        443,977

                                                                    $ 1,034,151   $  1,018,050



























      The  accompanying  Notes  to  Financial  Statements   are  an  integral  part  of  these
      statements.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     1.  Summary of Significant Accounting Policies

     General

     Kentucky  Utilities  Company   (Kentucky  Utilities)  is  the   principal
     subsidiary of KU Energy Corporation.

     Regulation

     Kentucky Utilities is a public utility subject to regulation by the Kentucky Public Service Commission (PSC), the Virginia State Corporation Commission (SCC) and the Federal Energy Regulatory Commission (FERC). With respect to accounting matters, Kentucky Utilities maintains its accounts in accordance with the Uniform System of Accounts as defined by these agencies. Its accounting policies conform to generally accepted accounting principles applicable to rate regulated enterprises and reflect the effects of the ratemaking process.

     Utility Plant

     Utility plant is stated at the original cost of construction. The cost of repairs and minor renewals is charged to maintenance expense as incurred. Property unit replacements are capitalized and the depreciation reserve is charged with the cost, less net salvage, of units retired.

     Depreciation

     Provision for depreciation  of utility  plant is  based on  straight-line
     composite rates applied to  the cost of depreciable property.   The rates
     approximated 3.3% in 1993, 1992 and 1991.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, Kentucky Utilities considers highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.

     Kentucky Utilities utilizes a cash management mechanism that funds certain bank accounts for checks as they are presented to those banks. Kentucky Utilities classified checks written but not presented to those banks, which amounted to $9.9 million at December 31, 1993, in accounts payable.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Unamortized Loss on Reacquired Debt

     Kentucky Utilities defers costs (primarily call premiums) arising from the reacquisition or retirement of long-term debt. Costs related to refinanced debt are amortized over the lives of the new debt issues. Costs related to retired debt not refinanced are amortized over the period to the scheduled maturity of the retired debt.

     Operating Revenues and Fuel Costs

     Revenues are recorded based on services rendered to customers. Kentucky Utilities accrues an estimate of revenues for electric service furnished from the meter reading dates to the end of each accounting period. Cost of fuel used in electric generation is charged to expense as the fuel is consumed. The cost of fuel for 1991 and 1992 included an amortization of buyout costs associated with the termination of a coal supply contract. A fuel adjustment clause adjusts operating revenues for changes in the level of fuel costs charged to expense.


     2.  Fuel Litigation Refund

     Kentucky Utilities had been involved in litigation which began in 1984 with a former coal supplier over the price and other terms of the parties' long-term contract for Ghent Unit 3. Pursuant to an order of the Fayette (KY) Circuit Court, Kentucky Utilities deposited part of the disputed coal prices with the Fayette Circuit Court pending a final decision. During the course of the proceedings, the supplier filed for relief under the Federal Bankruptcy Code. On February 1, 1993, the Bankruptcy Court for the Eastern District of Kentucky approved a settlement agreement disposing of all litigation and claims between Kentucky Utilities and the supplier. All other actions and appeals involving the various parties and claimants have been dismissed.

     In March 1993, the deposited funds (totaling approximately $44 million, including interest through that date) were released by the Fayette Circuit Court to Kentucky Utilities and have been held by Kentucky Utilities in a segregated escrow account pending disposition in accordance with appropriate orders of regulatory agencies.

     During 1993, Kentucky Utilities submitted plans to the FERC, PSC and SCC for distributing a portion of the deposited funds to customers.

     Kentucky Utilities' plan was approved by the SCC, as submitted, and refunds of the Virginia retail portion of the deposited funds (approximately $2.3 million), plus interest, are being made to Virginia retail customers over 12 months beginning August 1, 1993. Kentucky Utilities' plan was approved by the FERC, as submitted, and a refund of that portion of the deposited funds (approximately $3.9 million) relating to wholesale customers was made in lump sum payments in September 1993.

     In an order which became final in February 1994, the PSC ordered Kentucky Utilities to refund that portion of the deposited funds relating to Kentucky retail customers (approximately $35.5 million), plus interest, to customers on its system from April 1985 through December 1990. The

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     order allows Kentucky Utilities to retain $.8 million of incurred litigation costs and $2.4 million for savings attributable to off-system sales. The PSC order also allows Kentucky Utilities recovery of its costs incurred in administering an approved refund plan. A refund plan in accordance with the PSC order has been filed by Kentucky Utilities for PSC approval.

     The total escrow funds remaining after the above mentioned FERC and SCC refunds and the withdrawals for savings attributable to off-system sales ($2.4 million) and incurred litigation costs ($.8 million) resulting from the FERC and SCC orders are reflected on the Balance Sheet under the caption "Escrow funds - coal contract litigation." The "Liability to ratepayers - coal contract litigation" represents the fuel cost savings (including interest) that will be credited to Kentucky and Virginia retail customers. Approximately $3.2 million of "Other Deferred Credits" represents the portion of savings attributable to off-system sales and the Kentucky jurisdictional allowed litigation costs. Kentucky Utilities will record a $3.2 million reduction of expense (for the off-system sales and allowed litigation costs) in 1994.


     3.  Income Taxes

     Effective  January  1,  1993,  Kentucky Utilities  adopted  Statement  of
     Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). This statement requires an asset and liability approach for financial accounting and reporting for income taxes rather than the deferred method. It requires Kentucky Utilities to establish deferred tax assets and liabilities, as appropriate, for all temporary differences, and to adjust deferred tax balances to reflect changes in tax rates expected to be in effect during the periods the temporary differences reverse. At the date of adoption, because of the effects of rate regulation, Kentucky Utilities recorded an increase of $22 million in deferred tax assets and a decrease of $53 million in deferred tax liabilities, and established a corresponding regulatory liability of
     $75 million, primarily to recognize the probable future reduction in rates to flowback to customers amounts previously collected for deferred taxes in excess of current statutory tax rates. The adoption of this standard did not have a material impact on results of operation, cash flows or financial position.

     Kentucky Utilities is included in the consolidated federal tax return of its parent company, KU Energy. Income taxes are allocated to the individual companies, including Kentucky Utilities, based on their respective taxable income or loss.

     Investment tax credits result from provisions of the tax law which permitted a reduction of Kentucky Utilities' tax liability based on certain construction expenditures. Such credits have been deferred in the accounts and are being amortized as reductions in income tax expense over the life of the related property.

     The  accumulated deferred  income  taxes as  set forth  below and  in the
     Balance  Sheet   arise  from  the  following   temporary  differences  at

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     December 31 and January 1, 1993:


                                           December 31                       January 1
         (in thousands of dollars)      Deferred       Deferred           Deferred      Deferred
                                       Tax Assets  Tax Liabilities       Tax Assets   Tax Liabilities

      Accelerated depreciation
       and other property
        related differences         $   28,529   $  241,893          $   27,820     $   224,441

      Other                             13,147        6,210              10,008           2,631
      Total accumulated
        deferred income taxes       $   41,676   $  248,103          $   37,828     $   227,072

     Of the $3.8 million increase in deferred tax assets and the $21.0 million increase in deferred tax liabilities, approximately $1.3 million and $9.6 million, respectively, resulted from an increase in the federal statutory corporate income tax rate from 34% to 35% effective January 1, 1993. This resulted in a net decrease of $8.3 million in the regulatory liability.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     The components of income tax expense are as follows:

      Year Ended December 31, (in thousands of dollars)         1993         1992          1991

      Income taxes charged to Operating Income:
      Current   - federal                                $    35,893   $    30,838  $    37,241
                - state                                        9,484         7,951        9,252
                                                              45,377        38,789       46,493
      Deferred  - federal                                      2,837         2,269          570
                - state                                           71           561          160
                                                               2,908         2,830          730
      Deferred investment tax credit                            (107)         (130)        (654)
                                                              48,178        41,489       46,569

      Income taxes charged to Other Income and Deductions:
      Current   - federal                                     (2,056)           (7)       1,581
                - state                                         (560)         (217)         504
                                                              (2,616)         (224)       2,085
      Deferred  - federal                                      2,261           909         (362)
                - state                                          556           235          (96)
                                                               2,817         1,144         (458)
      Amortization of deferred investment tax credit          (4,024)       (4,019)      (3,723)
                                                              (3,823)       (3,099)      (2,096)
      Total income tax expense                           $    44,355   $    38,390  $    44,473

      The provisions for deferred income taxes relate to the following items:

      Year Ended December 31, (in thousands of dollars)        1993          1992         1991

      Accelerated depreciation and other
        property related differences                     $     5,600   $     6,806  $     5,658
      Power plant inventory                                      418           (10)      (3,564)
      Loss on reacquired debt                                  3,459         1,165          (39)
      Other                                                   (3,752)       (3,987)      (1,783)
      Total provisions for deferred income taxes         $     5,725   $     3,974  $       272

     Kentucky Utilities' effective income tax rate, determined by dividing income taxes by the sum of such taxes and net income, was 35.3% in 1993, 33.5% in 1992, and 34.4% in 1991. The difference between the effective rate and the statutory federal income tax rate is attributable to the following factors:

      Year Ended December 31, (in thousands of dollars)        1993          1992         1991

      Federal income tax computed
        at 35%, 34% and 34%, respectively                $    43,974   $    38,994  $    43,938
      Add (Deduct):
      State income taxes, net of federal
        income tax benefit                                     6,208         5,630        6,480
      Amortization of deferred investment tax credit          (4,131)       (4,140)      (3,857)
      Other, net                                              (1,696)       (2,094)      (2,088)
      Total income tax expense                           $    44,355   $    38,390  $    44,473



     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     4.  Retirement and Postemployment Benefits

     Pensions

     Kentucky Utilities has a noncontributory defined benefit pension plan covering substantially all of its employees. Benefits under this plan are based on years of service, final average base pay and age at retirement. Kentucky Utilities' funding policy is to make such contributions as are necessary to finance the benefits provided under the plan. Kentucky Utilities' contributions meet the funding standards set forth in the Employee Retirement Income Security Act of 1974. The plan assets consist primarily of equity and fixed income investments.

     Kentucky Utilities also has a Supplemental Security Plan for certain management personnel. Retirement benefits under this plan are based on years of service, earnings and age at retirement. The plan has no advance funding. Benefit payments are made to retired employees or their beneficiaries from the general assets of Kentucky Utilities.

     The reconciliation of the funded status of the retirement plans and the pension liability is as follows:

     As of December 31, (in thousands of dollars)                         1993           1992

      Fair value of plan assets                                      $  157,137     $  147,235
      Projected benefit obligation                                     (169,309)      (144,380)
      Plan assets in excess of (less than)
         projected benefit obligation                                   (12,172)         2,855
      Unrecognized net (gain)/loss from past
         experience different than that assumed                           6,361         (7,628)
      Unrecognized prior service cost                                     4,966          5,334
      Unrecognized net asset                                             (1,949)        (2,099)
      Regulatory effect recorded                                         (5,146)        (5,090)
      Pension liability                                              $   (7,940)    $   (6,628)

      Accumulated benefit obligation (including vested benefits
         of $128,779 and $105,442, respectively)                     $  130,758     $  107,503


      Notes to
     Financial
     Statements
                             Kentucky Utilities Company

      Components of Net Pension Cost:

      Year Ended December 31, (in thousands of dollars)     1993           1992           1991

      Service cost (benefits earned during the
        period)                                        $   5,036     $    4,774     $   4,307
      Interest cost on projected benefit obligation       12,311         11,482        10,473
      Actual return on plan assets                       (13,229)       (11,384)      (20,158)
      Net amortization and deferral                        1,785            350        10,941
      Regulatory effect based on funding                      56            705         1,139
      Net pension cost                                 $   5,959     $    5,927     $   6,702


      Assumptions Used in Determining Actuarial Valuations:
                                                                1993          1992        1991
      Weighted average discount rate used to
        determine the projected benefit obligation            7 1/2%        8 3/4%     8 3/4%

      Rate of increase for compensation levels (1)            4 3/4%            6%         6%

      Weighted average expected long-term rate
        of return on assets                                   8 1/4%        8 3/4%     8 3/4%
      (1) 5  1/4%, 6  1/2% and  6 1/2%,  respectively, used  for the  Supplemental Security  Plan valuation.

     Other Postretirement Benefits

     Effective  January 1,  1993,  Kentucky  Utilities  adopted  Statement  of
     Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). This standard provides accounting and disclosure requirements associated with Kentucky Utilities' obligation to provide postretirement benefits other than pensions to present and future retirees. In accordance with this standard, Kentucky Utilities will accrue, during the years that the employee renders service, the expected cost of providing these benefits for retired employees, their beneficiaries and covered dependents. Kentucky Utilities previously recognized these costs on a pay-as-you-go
     (cash) basis. Amounts paid for retirees for 1992 and 1991 amounted to $2.3 million and $2.4 million, respectively.

     Kentucky Utilities provides certain health care and life insurance benefits to eligible retired employees and their dependents. The postretirement health care plan is contributory for employees who retired after December 31, 1992, with retiree contributions indexed annually based upon the experience of retiree medical expenses for the preceding year. Pre-1993 retirees are not required to contribute to the plan. Kentucky Utilities' employees become eligible for retiree medical benefits after 15 years of service and attainment of age 55. The life insurance plan is noncontributory and is based on compensation levels prior to retirement.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Employees may purchase additional life insurance equal to the amount provided by Kentucky Utilities.

     In 1993, Kentucky Utilities began funding, in addition to current requirements for benefit payments, the maximum tax-favored amount allowed through certain tax deductible funding vehicles. Kentucky Utilities anticipates making similar funding decisions in future years, but will consider and make such funding decisions on the basis of tax, regulatory and other relevant conditions in effect at such times.

     The PSC issued a decision in December 1992 stating that the rate treatment resulting from the adoption of SFAS 106 will be considered on a case-by-case basis in the context of a general rate case. Based on management's interpretation of this PSC Order, Kentucky Utilities is not deferring the Kentucky jurisdictional portion of these costs. The FERC and the SCC both have approved accrual of these costs for ratemaking purposes in accordance with SFAS 106. Kentucky Utilities is deferring, in accordance with the SCC and FERC Orders, the difference between costs determined in accordance with SFAS 106 and the level currently reflected in rates for the portion of costs associated with the Virginia and FERC jurisdictions until the next general rate cases in the respective jurisdictions as a result of the above mentioned Orders. The impact on results of operations, after giving effect to the regulatory treatment discussed above, is an increase in pre-tax expense for the year ended December 31, 1993 of $6.3 million (net of capitalized payroll benefits).

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     The   reconciliation  of  the  funded   status  of  the   plans  and  the
     postretirement benefit liability is as follows:


      As of December 31, (in thousands of dollars)                                         1993

      Accumulated postretirement benefit obligation:
        Retirees                                                                    $   (38,331)
        Fully eligible active plan participants                                          (8,448)
        Other active plan participants                                                  (28,813)
                                                                                        (75,592)
      Plan assets at fair value                                                           2,440
      Accumulated postretirement benefit obligation
        in excess of plan assets                                                        (73,152)
      Unrecognized net loss from past
        experience different from that assumed                                            3,230
      Unrecognized transition obligation                                                 63,483
      Regulatory effect recorded                                                            689
      Accrued postretirement benefit liability                                      $    (5,750)
      Components of the net periodic postretirement benefit cost are as follows:

      Year Ended December 31, (in thousands of dollars)                                    1993
      Service cost (benefits attributed to service
        during the period)                                                           $    2,048
      Interest cost on accumulated postretirement
        benefit obligation                                                                5,730
      Amortization of transition obligation                                               3,341
      Regulatory deferral                                                                  (689)
      Net periodic postretirement benefit cost                                      $    10,430


     For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits is assumed for 1994. The health care cost trend rate is assumed to decrease gradually to 5.25% through 2004 and remain at that level thereafter over the projected payout period of the benefits. Increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993, by $12 million (16%) and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year by $1.6 million (20%).

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%. The weighted-average discount rate used in determining the initial transition amount was 8.75%. The rate of increase for compensation levels was assumed to be 4.75%.

     Other Postemployment Benefits

     In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers'
     Accounting for Postemployment Benefits". This statement establishes standards of accounting and reporting for the estimated cost of benefits

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     provided by an employer to former or inactive employees after employment but before retirement. Kentucky Utilities provides medical and life insurance benefits to disabled employees that are covered by this statement. Kentucky Utilities adopted this standard effective in 1993. The adoption of this standard did not have a material impact on financial condition or results of operation.

     5.  Commitments and Contingencies

     The effects of certain commitments made by Kentucky Utilities are estimated below:

      (in thousands of dollars)             1994        1995        1996       1997        1998
      Estimated Construction
      Expenditures                      $183,600   $ 109,100   $128,600   $ 125,000   $  85,300
      Estimated Contract
      Obligations:
          Fuel                           153,400      92,500     66,300      54,200      12,500
          Purchased power                 25,000      23,300     25,500      26,300      26,100
          Operating leases                 3,100       3,100      3,000       3,000       3,000
      Sinking Fund Requirements
        and Redemptions:
          First mortgage bonds               376         376        376         376         376
          Preferred stock               $ 20,000   $       -   $      -   $       -   $       -


     Construction Program

     Kentucky Utilities frequently reviews its construction program and may revise its projections of related expenditures based on revisions to its estimated load growth and projections of its future load.

     See Management's Discussion and Analysis of Financial Condition and Results of Operations - Construction for a discussion of future expenditures relating to compliance with the 1990 Clean Air Act Amendments and construction of peaking units.

     Coal Supply

     Obligations under Kentucky Utilities' coal purchase contracts are stated at prices effective January 1, 1994 and are subject to changes as defined by the terms of the contracts.

     Purchased Power Agreements

     Kentucky Utilities has purchase power arrangements with Owensboro Municipal Utilities (OMU), Electric Energy, Inc. (EEI) and Illinois Power
     Company  (IP).       Under    the    OMU   agreement,  which  expires  on
     January 1, 2020, Kentucky Utilities purchases, on an economic basis, all of the output of a 400-MW generating station not required by OMU. The amount of purchased power available to Kentucky Utilities during 1994-1998, which is expected to be approximately 8% of Kentucky Utilities' total kWh requirements, is dependent upon a number of factors including the units' availability, maintenance schedules, fuel costs and OMU

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     requirements. Payments are based on the total costs of the station allocated per terms of the OMU agreement, which generally follows delivered kWh. Included in the total costs is Kentucky Utilities' proportionate share of debt service requirements on $30.1 million of OMU bonds outstanding at December 31, 1993. The debt service is allocated to Kentucky Utilities based on its annual allocated share of capacity, which averaged approximately 51% in 1993. In 1995, Kentucky Utilities' total costs will increase to include Kentucky Utilities' proportionate share of debt service requirements on approximately $171.5 million of additional OMU bonds issued to finance capital improvements designed to enable OMU to comply with the 1990 Clean Air Act Amendments.

     Kentucky Utilities has a 20% equity ownership in EEI, which is accounted for on the equity method of accounting. Through 1993, the equity ownership permitted Kentucky Utilities to share in the output of a 1,000-MW station not needed by EEI. Kentucky Utilities' entitlement beginning January 1, 1994, will be 20% of the available capacity of the station. Payments are based on the total costs of the station allocated per terms of an agreement among the owners, which generally follows delivered kWh.

     Kentucky Utilities has contracted to purchase 75-MW of capacity from IP for the period of January 1993 through March 1994, and 125-MW of capacity from April 1994 through December 1994.

     Sinking Fund Requirements and Redemptions

     Annual sinking fund requirements for Kentucky Utilities' first mortgage bonds may be met with cash or expenditures for bondable property as provided in the Mortgage Indenture. Kentucky Utilities intends to meet the 1994 sinking fund requirements with expenditures for bondable property.

     Kentucky Utilities redeemed all of the outstanding shares of its 7.84% preferred stock on February 1, 1994, at a total price of $20.3 million.

     Lines of Credit

     Kentucky Utilities has aggregate bank lines of credit of $55 million, all of which remained unused at December 31, 1993. These lines of credit may not be withdrawn at the banks' option prior to September 30, 1994. In support of these lines of credit, Kentucky Utilities compensates the banks by paying a commitment fee.

     Short-Term Borrowings

     Kentucky Utilities' short-term financing requirements are satisfied through the sale of commercial paper. Beginning November 1993, Kentucky Utilities sold short-term commercial paper at interest rates varying from
     3.10 to 3.25 percent. At December 31, 1993, Kentucky Utilities had no short-term commercial paper borrowings outstanding.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Long-Term Debt

     First   Mortgage   Bonds   of   Kentucky   Utilities   (including   those
     collateralizing  pollution   control   revenue  bonds)   outstanding   at
     December 31, 1993 and 1992, were as follows:

     (in thousands of dollars)                                              1993        1992
      First Mortgage Bonds:
      7 5/8% Series H, due May 1, 1999                                 $        -  $   25,000
      8 3/4% Series I, due April 1, 2000                                        -      30,000
      5.95% Series Q, due June 15, 2000                                    61,500           -
      7 5/8% Series J, due September 1, 2001                                    -      35,000
      7 3/8% Series K, due December 1, 2002                                35,500      35,500
      6.32% Series Q, due June 15, 2003                                    62,000           -
      9 1/8% Series L, due April 1, 2004                                        -      25,000
      9 1/4% Series M, due June 1, 2006                                         -      30,000
      8 1/2% Series N, due April 1, 2007                                        -      30,000
      7.92% Series P, due May 15, 2007                                     53,000      53,000
      8.55% Series P, due May 15, 2027                                     33,000      33,000
                                                                          245,000     296,500

      First Mortgage Bonds, Pollution Control Series:
      7 3/8% Pollution Control Series 7, due May 1, 2010                    4,000       4,000
      7.45% Pollution Control Series 8, due September 15, 2016             96,000      96,000
      6 1/4% Pollution Control Series 1B, due February 1, 2018             20,930      20,930
      6 1/4% Pollution Control Series 2B, due February 1, 2018              2,400       2,400
      6 1/4% Pollution Control Series 3B, due February 1, 2018              7,200       7,200
      6 1/4% Pollution Control Series 4B, due February 1, 2018              7,400       7,400
      7.60% Pollution Control Series 7, due May 1, 2020                     8,900       8,900
      5 3/4% Pollution Control Series 9, due December 1, 2023              31,900           -
      5 3/4% County of Carroll, Kentucky, Collateralized Solid
        Waste Disposal Facility Revenue Bonds, due December 1, 2023        18,100           -
                                                                          196,830     146,830
                                                                       $  441,830  $  443,330


     Kentucky Utilities redeemed $30 million of Series M and $25 million of Series L First Mortgage Bonds (including redemption premiums of $1.4 million and $.9 million, respectively) in March and April of 1993, respectively.

     In June 1993, Kentucky Utilities issued $123.5 million of Series Q First Mortgage Bonds. Proceeds of the issue were used to redeem $25 million of Series H, $30 million of Series I, $35 million of Series J and $30 million of Series N First Mortgage Bonds (plus redemption premiums aggregating $3.3 million) in July 1993.

     In 1993, Kentucky Utilities entered into a loan agreement with the County of Carroll, Kentucky, to finance the construction of solid waste disposal facilities. The County issued $50 million of the 5 3/4% revenue bonds, with the proceeds held in a construction fund by a trustee. As the construction funds held by the trustee are drawn down, Kentucky Utilities Pollution Control Series 9 Bonds are delivered to the trustee in an amount equal to the amount drawn down.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     6.  Common Stock

     Kentucky Utilities is subject to restrictions applicable to all corporations under Kentucky and Virginia law on the use of retained earnings for cash dividends on common stock, as well as those contained in its Mortgage Indenture and Articles of Incorporation. At December 31, 1993, there were no restricted retained earnings.


     7.  Preferred Stock

     Kentucky Utilities redeemed all 120,000 shares of its 8.65% preferred stock and 180,000 shares of its 9.96% preferred stock on March 1, 1991, and the remaining 10,000 shares of its 9.96% preferred stock on June 1, 1991 at a total price of $32.7 million.

     In  December  1993, Kentucky  Utilities  issued 200,000  shares  of 6.53%
     preferred stock.   The  proceeds were  used to  redeem 200,000  shares of
     7.84% preferred stock on February 1, 1994.

     Each series of preferred  stock is redeemable  at the option of  Kentucky
     Utilities upon 30 days' written notice as follows:

                                          Redemption Price per Share
      Series                              (plus accrued and unpaid dividends, if any)
      4 3/4%                              $101.00

      6.53%                               (Not redeemable prior to December 1, 2003.)
                                          $103.265 through November 30, 2004, decreasing
                                           approximately  $.33  each twelve  months thereafter
                                           to $100 on or after December 1, 2013.

      7.84%                               $101.50

     As of December 31, 1993, there were 5.3 million shares of Kentucky Utilities preferred stock, having a maximum aggregate stated value of $200 million, authorized for issuance.


     8.  Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash  and   cash  equivalents,  escrow  funds,   construction  funds  and
     customers' deposits carrying values approximate fair value because of the short maturity of these amounts.

     Long-term debt fair values are based on quoted market prices for Kentucky Utilities' first mortgage bonds and on current rates available to Kentucky Utilities for debt of the same remaining maturities for Kentucky Utilities' pollution control bonds and promissory note.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Kentucky Utilities has an interest rate swap agreement with a notional amount of $70 million. Fair value of this instrument is the estimated amount the counterparty would pay to Kentucky Utilities to terminate the swap at the date of measurement.

     The estimated fair values of Kentucky Utilities' financial instruments at December 31 are as follows:

                                                     1993                      1992
                                             Carrying    Estimated     Carrying   Estimated
      (in thousands of dollars)               Amount     Fair Value     Amount    Fair Value

      Interest rate swap                    $       -   $    2,550   $        -   $   3,260

      Long-term debt                        $ 442,066   $  489,042   $  443,998   $ 471,278

     If the excess of fair value over carrying value of Kentucky Utilities' long-term debt were settled at amounts approximating those above, the anticipated regulatory treatment would allow recovery of these amounts in rates over a prescribed amortization period. Accordingly, any settlement would not have a significant impact on Kentucky Utilities' financial position or results of operations.

     In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This statement, which must be adopted on January 1, 1994, addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. Kentucky Utilities does not anticipate that the new standard will have a material impact on its financial condition or results of operations.

     Supplementary
     Quarterly
     Financial
     Information
     (Unaudited)
                             Kentucky Utilities Company

     Quarterly financial results for 1993 and 1992 are summarized below. Generally, quarterly results may fluctuate due to seasonal variations, changes in fuel costs and other factors.

     Quarter                                    4th           3rd          2nd           1st
                                                                   (in thousands of dollars)
      1993
      Operating Revenues                  $  151,828   $   160,615  $   139,909   $  154,236
      Net Operating Income                    21,257        30,640       22,209       31,155
      Net Income                              15,526        24,790       16,422       24,548
      Net Income Applicable
             to Common Stock                  14,856        24,161       15,792       23,919
      1992
      Operating Revenues                  $  139,695   $   151,888  $   137,754   $  146,484
      Net Operating Income                    20,943        31,176       24,293       29,456
      Net Income                              14,366        22,756       16,566       22,610
      Net Income Applicable
             to Common Stock                  13,736        22,127       15,936       21,981

     These quarterly amounts reflect, in Kentucky Utilities' opinion, all adjustments (including only normal recurring adjustments) necessary for a fair presentation.

     Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     None.

                                      PART III


     Item 10. Directors and Executive Officers of the Registrant

     Refer to KU Energy's definitive proxy statement (the "Proxy Statement") filed with the Securities and Exchange Commission in connection with its 1994 Annual Shareholder Meeting under the caption "Election of Directors--General" for the information required by this item pertaining to directors. Such information is incorporated herein by reference and is also filed herewith as Exhibit 99B. Information required by this item relating to executive officers of Kentucky Utilities is set forth under a separate caption in Part I hereof.

     Item 11. Executive Compensation

     Refer to KU Energy's Proxy Statement under the caption Election of Directors-- "Directors' Compensation", and -- "Executive Compensation" (but excluding any information contained under the subheadings --"Report of Compensation Committee on Executive Compensation", and --"Performance
     Graph") for  the  information   required  by  this  item.  Such
     information is incorporated herein by reference and is also filed herewith as Exhibit 99B.

     Item 12. Security Ownership of Certain Beneficial Owners and Management

     Refer to KU Energy's Proxy Statement under the caption "Election of Directors--Voting Securities Beneficially Owned by Directors, Nominees and Executive Officers; Other Information" for the information required
     by this item.   Such information is  incorporated  herein  by reference
     and  is  also  filed herewith  as Exhibit 99B.

     Item 13. Certain Relationships and Related Transactions

     None.

                                      PART IV


     Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K

     (A) The following (1) financial statements, (2) schedules, and (3) exhibits, are filed as a part of this Annual Report.

             (1)  Financial Statements

                 Report of Independent Public Accountants,
                 Statements of Income and Retained Earnings for the three years ended December 31, 1993,
                 Statements  of   Cash  Flows   for  the   three  years  ended
                 December 31, 1993,
                 Balance Sheets as of December 31, 1993 and 1992,
                 Statements  of  Capitalization as  of  December 31,  1993 and
                 1992,    and
                 Notes to Financial Statements.

             (2)  Schedules

                 Schedule V      Property, plant and equipment.
                 Schedule VI     Accumulated   depreciation,   depletion   and
                                 amortization    of   property,    plant   and
                                 equipment.
                 Schedule VIII   Valuation and qualifying accounts.
                 Schedule IX     Short-term borrowings.
                 Schedule X      Supplementary income statement information.

             The following Schedules are omitted as not applicable or not required under Regulation S-X:

                 I, II, III, IV, VII, XI, XII, XIII, XIV.

    (3) Exhibits


      Number                         Description                        Page

        3.A    Amended and Restated Articles of Incorporation of
               Kentucky Utilities Company.  (Exhibits 4.03 and 4.04
               to Form 8-K Current Report of Kentucky Utilities
               Company, dated December 10, 1993).  Incorporated by
               reference.                                                 -

        3.B    By-laws of Kentucky Utilities Company dated December
               14, 1992. (Exhibit 3B to Form 10-K Annual Report of Kentucky Utilities Company for the year ended
               December 31, 1992).  Incorporated by reference.            -

        4.A Indenture of Mortgage or Deed of Trust dated May 1, 1947 between Kentucky Utilities Company and Continental Illinois National Bank and Trust Company of Chicago and Edmond B. Stofft, as Trustees (Amended
               Exhibit 7(a) in File No. 2-7061), and Supplemental Indentures thereto dated, respectively, January 1, 1949 (Second Amended Exhibit 7.02 in File No. 2-
               7802), July 1, 1950 (Amended Exhibit 7.02 in File No. 2-8499), June 15, 1951 (Exhibit 7.02(a) in File No.
               2-8499), June 1, 1952 (Amended Exhibit 4.02 in File No. 2-9658), April 1, 1953 (Amended Exhibit 4.02 in File No. 2-10120), April 1, 1955 (Amended Exhibit
               4.02 in File No. 2-11476), April  1, 1956 (Amended
               Exhibit 2.02 in File No. 2-12322), May 1, 1969
               (Amended Exhibit 2.02 in File No. 2-32602), April 1, 1970 (Amended Exhibit 2.02 in File No. 2-36410), September 1, 1971 (Amended Exhibit 2.02 in File No. 2-41467), December 1, 1972 (Amended Exhibit 2.02 in File No. 2-46161), April 1, 1974 (Amended Exhibit
               2.02 in File No. 2-50344), September 1, 1974 (Exhibit
               2.04 in File No. 2-59328), July 1, 1975 (Exhibit 2.05
               in File No. 2-59328), May 15, 1976 (Amended Exhibit
               2.02 in File No. 2-56126), April 15, 1977 (Exhibit
               2.06 in File No. 2-59328), August 1, 1979 (Exhibit
               2.04 in File No. 2-64969), May 1, 1980 (Exhibit 2 to
               Form 10-Q Quarterly Report of Kentucky Utilities for the quarter ended June 30, 1980), September 15, 1982 (Exhibit 4.04 in File No. 2-79891), August 1, 1984 (Exhibit 4B to Form 10-K Annual Report of Kentucky Utilities Company for the year ended December 31,
               1984), June 1, 1985 (Exhibit 4 to Form 10-Q Quarterly Report of Kentucky Utilities Company for the quarter ended June 30, 1985), May 1, 1990 (Exhibit 4 to Form 10-Q Quarterly Report of Kentucky Utilities Company for the quarter ended June 30, 1990), May 1, 1991 (Exhibit 4 to Form 10-Q Quarterly Report of Kentucky Utilities Company for the quarter ended June 30,
               1991), May 15, 1992 (Exhibit 4.02 to Form 8-K of

      Number                         Description                        Page

        4.A    Kentucky Utilities Company dated May 14, 1992),
      (cont.)  August 1, 1992 (Exhibit 4 to Form 10-Q Quarterly
               Report of Kentucky Utilities Company for the quarter
               ended September 30, 1992), June 15, 1993 (Exhibit
               4.02 to Form 8-K of Kentucky Utilities Company dated
               June 15, 1993) and December 1, 1993 (Exhibit 4.01 to
               Form 8-K of Kentucky Utilities Company dated December
               10, 1993).  Incorporated by reference.                     -

        4.B    Supplemental Indenture dated March 1, 1992 between
               Kentucky Utilities and Continental Bank, National
               Association and M. J. Kruger, as Trustees, providing
               for the conveyance of properties formerly held by Old Dominion Power Company. (Exhibit 4B to Form 10-K
               Annual Report of Kentucky Utilities Company for the
               year ended December 31, 1992).  Incorporated by
               reference.                                                 -

        10.A   Kentucky Utilities' Amended and Restated Performance
               Share Plan (Exhibit 10A to Form 10-Q Quarterly Report
               of Kentucky Utilities Company for the quarter ended
               June 30, 1993).  Incorporated by reference.                -

        10.B Kentucky Utilities' Annual Performance Incentive Plan (Exhibit 10B to Form 10-K Annual Report of Kentucky Utilities Company for the year ended December 31,
               1990).  Incorporated by reference.                         -

        10.C   Amendment No. 1 to Kentucky Utilities' Annual
               Performance Incentive Plan (Exhibit 10D to Form 10-K
               Annual Report of Kentucky Utilities Company for the
               year ended December 31, 1991).  Incorporated by
               reference.                                                 -

        10.D   Kentucky Utilities' Executive Optional Deferred
               Compensation Plan (Exhibit 10C to Form 10-K Annual
               Report of Kentucky Utilities Company for the year
               ended December 31, 1990).  Incorporated by reference.      -

        10.E   Amendment No. 1 to Kentucky Utilities' Executive
               Optional Deferred Compensation Plan (Exhibit 10F to
               Form 10-K Annual Report of Kentucky Utilities Company
               for the year ended December 31, 1991).  Incorporated
               by reference.                                              -

        10.F   Kentucky Utilities' Director Retirement Retainer
               Program, and Amendment No. 1 (Exhibit 10G to Form
               10-K Annual Report of Kentucky Utilities Company for
               the year ended December 31, 1991).  Incorporated by
               reference.                                                 -

      Number                         Description                        Page

        10.G   Kentucky Utilities' Supplemental Security Plan
               (Exhibit 10I to Form 10-K Annual Report of Kentucky Utilities Company for the year ended December 31,
               1991).  Incorporated by reference.                         -

        10.H   Amendment No. 2 to Kentucky Utilities' Annual
               Performance Incentive Plan                                N/A

        10.I   Amendment No. 3 to Kentucky Utilities' Annual
               Performance Incentive Plan                                N/A

        10.J   Amendment No. 2 to Kentucky Utilities' Executive
               Optional Deferred Compensation Plan                       N/A

        10.K   Kentucky Utilities' Amended and Restated Director
               Deferred Compensation Plan                                N/A

        12     Computation of Ratio of Earnings to Fixed Charges         N/A

        21     List of Subsidiaries                                      N/A

        23     Consent of Independent Public Accountants                 N/A

        99.A   Description of Common Stock                               N/A

        99.B   Director and Executive Officer Information                N/A

         Note - Exhibit numbers 10.A through 10.K are management contracts or compensatory plans or arrangements required to be filed as exhibits to this Form 10-K.

     The following instruments defining the rights of holders of certain long-term debt of Kentucky Utilities Company have not been filed with the Securities and Exchange Commission but will be furnished to the Commission upon request.

         1. Loan Agreement dated as of May 1, 1990 between Kentucky Utili-ties and the County of Mercer, Kentucky, in connection with $12,900,000 County of Mercer, Kentucky, Collateralized Solid Waste Disposal Facility Revenue Bonds (Kentucky Utilities Company Project) 1990 Series A, due May 1, 2010 and May 1, 2020.

         2. Loan Agreement dated as of May 1, 1991 between Kentucky Utili-ties and the County of Carroll, Kentucky, in connection with $96,000,000 County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series A, due September 15, 2016.

         3. Loan Agreement dated as of August 1, 1992 between Kentucky Utilities and the County of Carroll, Kentucky, in connection with $2,400,000 County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series C, due February 1, 2018.

         4. Loan Agreement dated as of August 1, 1992 between Kentucky Utilities and the County of Muhlenberg, Kentucky, in connection with $7,200,000 County of Muhlenberg, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series A, due February 1, 2018.

         5. Loan Agreement dated as of August 1, 1992 between Kentucky Utilities and the County of Mercer, Kentucky, in connection with $7,400,000 County of Mercer, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series A, due February 1, 2018.

         6. Loan Agreement dated as of August 1, 1992 between Kentucky Utilities and the County of Carroll, Kentucky, in connection with $20,930,000 County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series B, due February 1, 2018.

         7. Loan Agreement dated as of December 1, 1993, between Kentucky Utilities and the County of Carroll, Kentucky, in connection with $50,000,000 County of Carroll, Kentucky, Collateralized Solid Waste Disposal Facilities Revenue Bonds (Kentucky Utilities Company Project) 1993 Series A due December 1, 2023.

     (B) On December 10, 1993, Kentucky Utilities filed a form 8-K which filed as exhibits the Underwriting Agreement, Amended and Restated Articles of Incorporation, and the Amendment to the Articles of Incorporation establishing a new series of preferred stock. Also filed as an exhibit was a Supplemental Indenture associated with First Mortgage Bonds, Pollution Control Series 9.

                                                                                        SCHEDULE V
                                      KENTUCKY UTILITIES COMPANY

                                     PROPERTY, PLANT AND EQUIPMENT
                                                            Retirements
                                   Balance                  or Sales at     Other       Balance
                                   Jan. 1,     Additions      Original     Changes      Dec. 31,
                                    1991        At Cost        Cost          (a)          1991
     Electric Plant                                                                 (in thousands)
      Intangible                 $      102   $         2   $       (1)  $        -  $       103
      Production
        Steam                       948,164        30,254          (11)           -      978,407
        Hydro                         8,905         1,278            -            -       10,183
        Other                         4,662             -            -            -        4,662
      Transmission                  344,239         4,250         (384)          83      348,188
      Distribution                  473,938        28,885       (5,963)         (83)     496,777
      General                        54,152         4,699       (1,937)           -       56,914
          Plant in Service        1,834,162        69,368       (8,296)           -    1,895,234
      Construction Work
        in Progress                  25,311        (3,456)           -            -       21,855
          Total                  $1,859,473   $    65,912   $   (8,296)  $        -  $ 1,917,089


                                                            Retirements
                                   Balance                  or Sales at     Other       Balance
                                   Jan. 1,     Additions      Original     Changes      Dec. 31,
                                    1992        At Cost         Cost         (a)          1992
     Electric Plant                                                                 (in thousands)
      Intangible                 $      103   $         -   $        -   $        -  $       103
      Production
        Steam                       978,407        17,329       (3,437)           -      992,299
        Hydro                        10,183           395           (3)           -       10,575
        Other                         4,662            99            -            -        4,761
      Transmission                  348,188        13,647         (473)       1,126      362,488
      Distribution                  496,777        33,224       (5,200)      (1,087)     523,714
      General                        56,914         5,984       (1,635)         (39)      61,224
          Plant in Service        1,895,234        70,678      (10,748)           -    1,955,164
      Construction Work
        in Progress                  21,855        15,567            -            -       37,422
          Total                  $1,917,089   $    86,245   $  (10,748)  $        -  $ 1,992,586


                                                            Retirements
                                   Balance                  or Sales at     Other       Balance
                                   Jan. 1,     Additions      Original     Changes      Dec. 31,
                                    1993        At Cost        Cost          (a)          1993
     Electric Plant                                                                 (in thousands)
      Intangible                 $      103   $         6   $       (4)  $        -  $       105
      Production
        Steam                       992,299        11,596         (122)        (753)   1,003,020
        Hydro                        10,575            18            -            -       10,593
        Other                         4,761           327            -            -        5,088
      Transmission                  362,488         6,339         (356)         (85)     368,386
      Distribution                  523,714        32,791       (4,826)          85      551,764
      General                        61,224         5,178       (1,752)       1,310       65,960
          Plant in Service        1,955,164        56,255       (7,060)         557    2,004,916
          Plant - Purchased
            or Sold                       -             -            -         (228)        (228)
          Total Plant             1,955,164        56,255       (7,060)         329    2,004,688
      Construction Work
        in Progress                  37,422       121,407            -            -      158,829
          Total                  $1,992,586   $   177,662   $    (7,060) $      329  $ 2,163,517

     (  ) Denotes deduction.

     Note-Refer to  Note 1  of the  Notes to Financial  Statements for  information as to  Kentucky
     Utilities  depreciation  method  and  rates  and  to Management's  Discussion  and  Analysis -
     Construction for information concerning 1993 additions.

     (a)     Amounts  in Other  Changes  column represent  transfers  between plant  accounts,  the transfer of nonutility  property to utility property and entries related to the disposition of an asset.

                                                                                     SCHEDULE VI
                                     KENTUCKY UTILITIES COMPANY
                         ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION
                                   OF PROPERTY, PLANT AND EQUIPMENT

                                                     Property, Plant and Equipment   Intangibles
                                                        Total   Electric  Vehicles    Franchises
                                                                                     (in thousands)

     Balance January 1, 1991                         $ 718,715  $ 707,774  $ 10,916   $      25

     Additions:
           Provision charged to--
             Depreciation expense                    $  57,337  $  57,335  $      -   $       2
             Transportation expense clearing             2,318          -     2,318           -
             Fuel inventory                                  3          3         -           -
           Other(1)                                      2,243      2,208        35           -
                                                        61,901     59,546     2,353           2
     Deductions:
           Retirements                                  (8,296)    (6,468)   (1,827)         (1)
           Removal costs, net of salvage                (1,276)    (1,276)        -           -
                                                        (9,572)    (7,744)   (1,827)         (1)
     Balance January 1, 1992                         $ 771,044  $ 759,576  $ 11,442   $      26


     Additions:
           Provision charged to--
             Depreciation expense                    $  58,849  $  58,847  $      -   $       2
             Transportation expense clearing             2,393          -     2,393           -
             Fuel inventory                                379        379         -           -
           Other(1)                                      2,556      2,514        42           -
                                                        64,177     61,740     2,435           2
     Deductions:
           Retirements                                 (10,748)    (9,165)   (1,583)          -
           Removal costs, net of salvage                  (971)      (971)        -           -
                                                       (11,719)   (10,136)   (1,583)          -
     Balance January 1, 1993                         $ 823,502  $ 811,180  $ 12,294   $      28

     Additions:
           Provision charged to--
             Depreciation expense                    $  60,800  $  60,798  $      -   $       2
             Transportation expense clearing             2,524          -     2,524           -
             Fuel inventory                                382        382         -           -
           Other(1)                                      1,791      1,768        23           -
                                                        65,497     62,948     2,547           2
     Deductions:
           Retirements                                  (7,060)    (5,419)   (1,637)         (4)
           Removal costs, net of salvage                (1,979)    (1,988)        9           -
                                                        (9,039)    (7,407)   (1,628)         (4)
     Balance December 31, 1993                       $ 879,960  $ 866,721  $ 13,213   $      26


     (1) Includes reimbursement for  relocation of properties and the  accumulated depreciation applicable to minor properties acquired.





                                                                                  SCHEDULE VIII

                                     KENTUCKY UTILITIES COMPANY

                                  VALUATION AND QUALIFYING ACCOUNTS




     Year Ended December 31,                                            1993     1992     1991
                                                                                 (in thousands)

     Accumulated Provision for Uncollectible Accounts Receivable

     Balance at beginning of year                                    $1,033   $ 1,132  $ 1,013

     Balance at end of year                                          $  923   $ 1,033  $ 1,132



     ____________

     Note-Other valuation and qualifying accounts are not significant.




                                                                                    SCHEDULE IX
                                     KENTUCKY UTILITIES COMPANY

                                        SHORT-TERM BORROWINGS




                                    As of December 31,           Year Ended December 31,
                                                Weighted     Amount Outstanding   Weighted
                                                Average         (in thousands)    Average
                                    Balance     Interest   Month End   Weighted   Interest
           Year                 (in thousands)    Rate      Maximum   Average(1)   Rate(2)

     Commercial Paper

          1991                   $         -          -    $       -  $        -        -

          1992                   $         -          -            -           -        -

          1993                   $         -          -    $  14,900  $    1,916    3.22%



     (1)   Based on a daily weighting of total short-term borrowings outstanding.

     (2)   Based on the percentage relationship that total annual interest expense bears to the total annual weighted average amount outstanding.





                                                                                     SCHEDULE X


                                     KENTUCKY UTILITIES COMPANY

                             SUPPLEMENTARY INCOME STATEMENT INFORMATION




     Year Ended December 31,                                     1993        1992        1991
                                                                                (in thousands)
     Other Taxes
        Real estate and personal property                   $   6,873   $   6,197   $   6,250
        Payroll                                                 5,584       5,261       4,727
        Other                                                   1,890       1,901       1,881

          Total                                             $  14,347   $  13,359   $  12,858



     ____________

     Note-The  amounts of  depreciation and  taxes charged  to other  income and  balance sheet accounts are  not significant.  The amounts charged to  the respective accounts for rents, royalties,  advertising costs,  and  research and  development  aggregated less  than  one percent of total revenues.



                                     SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on on March 14, 1994.

                                          KENTUCKY UTILITIES COMPANY


                                          /s/ John T. Newton
                                          John T. Newton
                                          Chairman and President


         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

         Signature                 Title

         /s/ John T. Newton
         John T. Newton            Chairman and President (Principal Executive
                                   Officer) and Director
         /s/ Michael R. Whitley
         Michael R. Whitley        Senior Vice-President (Principal Financial
                                   Officer) and Director
         /s/ Michael D. Robinson
         Michael D. Robinson       Controller (Principal Accounting Officer)

         /s/ Mira S. Ball
         Mira S. Ball              Director

         /s/ W. B. Bechanan
         W. B. Bechanan            Director

         /s/ Harry M. Hoe
         Harry M. Hoe              Director

         /s/ Milton W. Hudson
         Milton W. Hudson          Director

         /s/ Frank V. Ramsey, Jr.
         Frank V. Ramsey, Jr.      Director

         /s/ Warren W. Rosenthal
         Warren W. Rosenthal       Director

         /s/ William L. Rouse, Jr.
         William L. Rouse, Jr.     Director

         /s/ Charles L. Shearer
         Charles L. Shearer        Director

     March 14, 1994

                                                                   EXHIBIT 10.H


                                   AMENDMENT NO. 2 TO
                               KENTUCKY UTILITIES COMPANY

                            ANNUAL PERFORMANCE INCENTIVE PLAN



                      The  Kentucky  Utilities  Company   Annual  Performance

            Incentive  Plan, as  heretofore amended  (the "Plan"),  is hereby amended,  effective  as  of  January 1, 1993,  in  the  following respects:

                      1.   By deleting Section 2.1  of the Plan and inserting

            in lieu thereof the following:

                      "2.1 "Base Salary" -- Annualized  base salary
                           paid to a Participant as of  January 1st
                           of each  Plan Year  or as of  such later
                           date during a Plan  Year as of which the
                           Executive becomes a  Participant in  the
                           Plan,  except  that   if  an   executive
                           becomes a Participant as of a date other than January 1st of a Plan Year, such amount shall be prorated in proportion to the portion of the Plan Year in which that Executive will be a Participant."


                      2.   By  deleting  the word  "compatible" in  the first

            sentence of Section 2.5 of the Plan and inserting in lieu thereof the word "incompatible".

                      3.   By adding a new sentence at the end of Article III

            of the Plan as follows:

                      "The Committee may employ such counsel (who may be counsel for any Employer), consultants and/or agents and may arrange for such services as it may determine to be necessary or appropriate in the administration of the Plan. All expenses incurred by the Committee in administering the Plan shall be paid by the Employers."

                      4.   By adding a new  sentence after the third sentence

            of Article IV of the Plan as follows:

                      "From time to time during a Plan Year management may also recommend proposed additional Participants for such Plan Year and the award opportunities and performance criteria for such individuals."

                      5.   By deleting the  first sentence of  Article VII of

            the Plan and inserting in lieu thereof the following:

                      "Prior to the beginning of each Plan Year (or as soon as possible after an Executive is added as a Participant during a Plan Year), management shall recommend to the Committee threshold, target, and maximum performance goals for each performance criterion defined below applicable to each Participant."

                      6.   By deleting Section 9.1 of the Plan and  inserting

            in lieu thereof the following:

                      "In the event of termination of employment with the Employer and Affiliates during a Plan Year by reason of Retirement, Disability or death of the Participant, the Participant, in the case of Disability or Retirement, or the Participant's Beneficiary, in the case of the Participant's death, shall earn an Incentive Award based on actual salary earned prior to termination during the Plan Year, and actual performance against established targets. The transfer of employment from the Employer to an Affiliate during Plan Year shall not be deemed a termination of employment for purposes of the Plan."

                      7.   By adding  the  words "and  Affiliates" after  the

            word "Employer" in Section 9.2 of the Plan.

                      8.   By deleting Section 12.1 of the Plan and inserting

            the following in lieu thereof:

                      "12.1 By acceptance of any Incentive Award under the Plan, each Participant agrees that benefit calculations under all other plans of the Employer will exclude, unless otherwise expressly provided in any such plan, the Incentive Awards under the Plan."


                      IN  WITNESS WHEREOF,  Kentucky  Utilities  Company  has

            caused  this instrument  to  be  executed  in  its  name  by  its

            President  and  its  Corporate   Seal  to  be  hereunto  affixed,

            attested  by   its   Secretary,   as  of   the   19th day  of

            February, 1993.




                                             KENTUCKY UTILITIES COMPANY




                                             By: /s/ John T. Newton
                                                       President







              [CORPORATE SEAL]

              ATTEST:




              /s/ George S. Brooks II
                    Secretary

                                                                   EXHIBIT 10.I


                                 AMENDMENT NO. 3 TO

                             KENTUCKY UTILITIES COMPANY

                          ANNUAL PERFORMANCE INCENTIVE PLAN



                    The  Kentucky  Utilities  Company   Annual  Performance

          Incentive Plan, (the "Plan"), is hereby amended, effective  as of

          January 1, 1994, in the following respects:

                    1.  By renumbering Section  7.3 and Section 7.4  of the

          Plan as Section 7.4 and  Section 7.5, respectively, and by adding a new Section 7.3 after Section 7.2 as follows:

                "7.3  Safety Criterion

                A measure,  determined by commonly  accepted practices
                or   procedures,  that  reflects   the  number  and/or
                severity of occupational injuries and illnesses."


                IN WITNESS  WHEREOF, Kentucky Utilities Company  has caused this  instrument to be executed in  its name by its President and its  Corporate  Seal to  be  hereunto  affixed, attested  by  its

          Secretary, as of the 13th day of December, 1993.




                                          KENTUCKY UTILITIES COMPANY



                                          By: /s/ John T. Newton
          [CORPORATE SEAL]                    Chairman and President

          ATTEST:


          /s/ George S. Brooks II
                Secretary

                                                                   EXHIBIT 10.J


                                   AMENDMENT NO. 2 TO
                    EXECUTIVE OPTIONAL DEFERRED COMPENSATION PLAN OF

                               KENTUCKY UTILITIES COMPANY



                      The  Executive Optional  Deferred Compensation  Plan of

            Kentucky Utilities  Company, as heretofore amended  (the "Plan"),

            is  hereby  amended, effective  as  of  January 1, 1993,  in  the following respects:

                      1.   By  deleting the  word  "compatible" in  the first

            sentence of Section 2.9 of the Plan and inserting in lieu thereof the word "incompatible".

                      2.   By adding a new sentence at the end of Article III

            of the Plan as follows:

                      "The Committee may employ such counsel (who may be counsel for any Employer), consultants and/or agents and may arrange for such services as it may determine to be necessary or appropriate in the administration of the Plan. All expenses incurred by the Committee in administering the Plan shall be paid by the Employers."

                      3.   By adding a new sentence after the second sentence

            of Section 4.2 of the Plan as follows:

                      "In addition, if an Executive becomes a participant in the Company's Annual Performance Incentive Plan for a Performance Cycle as of a date other than January 1st, he may deliver such notice to the Committee within 30 days of the date as of which that Executive becomes a participant in the Annual Performance Incentive Plan."

                      4.   By deleting the words  "each calendar quarter"  at

            the end  of Article VI of the Plan  and inserting in lieu thereof the words "that calendar quarter".

                      5.   By deleting the words "Deferred  Election Form(s)"

            in  Article VII of  the Plan  and inserting  in lieu  thereof the words "Deferral Election Form(s)".

                      6.   By  deleting  the  words   "Deferral  Compensation

            Account" in Section 8.2 of the Plan and inserting in lieu thereof the words "Deferred Compensation Account".

                      IN  WITNESS  WHEREOF,  Kentucky Utilities  Company  has

            caused  this instrument  to  be  executed  in  its  name  by  its

            President  and  its  Corporate  Seal  to  be  hereunto   affixed,

            attested  by   its   Secretary,  as   of   the  19th day   of

            February, 1993.




                                             KENTUCKY UTILITIES COMPANY




                                             By: /s/ John T. Newton
                                                       President







              [CORPORATE SEAL]

              ATTEST:




              /s/ George S. Brooks II
                    Secretary

                                                                   EXHIBIT 10.K



                                KENTUCKY UTILITIES COMPANY

                            DIRECTOR DEFERRED COMPENSATION PLAN

                    (As Amended and Restated Effective As Of May 1, 1992)



                                           ARTICLE I

                                           Purpose

                     The  Kentucky  Utilities   Company  Director   Deferred

           Compensation Plan (the "Plan") was established, effective June 1,

           1989, to provide eligible directors of Kentucky Utilities Company with the opportunity  to defer  some or all  of the  compensation which  may be  payable to them  for services  to be  performed as members of the Board of  Directors of Kentucky Utilities Company.

           The terms and  conditions of  the Plan, as  amended and  restated

           effective as of May 1, 1992, are set forth below.



                                           ARTICLE II

                                           Definitions

                     The following words and phrases shall have the meanings

           set forth below unless a different meaning is clearly required by the context:

                     (a)  Account:     The   account  maintained   for  each

           Participant  showing  his  or  her  interest  under  the Plan  as provided in Section 4.1.

                     (b)  Accounting  Date:     Each  March   31,  June  30,

           September 30  and December 31 of  each calendar year.   The first

           Accounting Date under the Plan was June 30, 1989.

                     (c)  Beneficiary:   The person  or persons  (natural or

           otherwise) designated, in accordance with Section 5.4, to receive the distribution of a Participant's  Account balance in the event of the Participant's death.

                     (d)  Board:  The Board of Directors of the Company.

                     (e)  Change  in Control:   A change in  control as more

           fully defined in Section 5.6.

                     (f)  Committee:   The  Compensation  Committee  of  the

           Board.

                     (g)  Company:      Kentucky   Utilities    Company,   a

           corporation  organized  and  existing   under  the  laws  of  the

           Commonwealth of Kentucky.

                     (h)  Compensation:    Any  retainer  and  meeting  fees

           payable to the Director by the Company for services rendered as a member of the Board or any committee thereof.

                     (i)  Director:  Any member of the Board on or after the

           Effective  Date  who is  separately  compensated for  his  or her services as a member of the Board.

                     (j)  Effective Date:  June 1, 1989.

                     (k)  Parent:   KU  Energy Corporation or  any successor

           thereto.

                     (l)  Participant:  A Director participating in the Plan

           in accordance with  the provisions  of Section 3.2,  or a  former

           Director whose Account balance  under the Plan has not  been paid in full.

                     (m)  Plan:   The  Kentucky Utilities  Company  Director

           Deferred Compensation  Plan set forth  in this instrument,  as it may be amended from time to time.

                     (n)  Service:  An individual's service on the Board and

           on the boards of the Parent or any Subsidiary.

                     (o)  Subsidiary:  An entity in which the Company or the

           Parent  directly or indirectly  beneficially owns 50%  or more of the voting securities.



                                            ARTICLE III

                                            Eligibility and Participation

                     3.1  Eligibility:   Each member of the Board  who was a

           Director on the Effective Date was eligible to participate in the

           Plan as of  the Effective  Date.   Each other  Director shall  be

           eligible to  participate in the Plan  as of the first  day of the month next following the date he or she becomes a Director.

                     3.2  Participation:      A   Director  may   elect   to

           participate in the  Plan effective  as of the  date the  Director first becomes eligible to participate as provided in Section 3.1,

           or effective as of the January 1st of any calendar year beginning after such date, by  filing written notice of such  election with the Company prior  to the effective date of such  election.  Such

           notice  shall   be  accompanied  by  (i) an   election  to  defer

           Compensation as provided in Section 3.4 and (ii) an election as to the method of payment as provided in Section 5.1. Upon filing such election notice, the Director shall  become a Participant in the Plan effective  as of the  date elected as permitted  in this

           Section 3.2.

                     3.3  Crediting  of Compensation:    Commencing  on  the

           effective date of  a Participant's participation in  the Plan and continuing during the period that Compensation is to  be credited to the Participant's  Account under the  Plan, the Company  shall defer payment of and  credit to the Participant's Account  all or such portion, as elected by the Participant under Section 3.4, of the  Compensation that  the Participant  would have  received for services  rendered by  the Participant  during  such period  as a member of the  Board but for his participation in  the Plan, such credits to be made as provided in Section 4.2(a).

                     3.4  Election to Defer:  At  the time a Director elects

           to  become a Participant, the  Director shall elect  to have from

           10%  to  100%,  in specified  multiples  of 10%,  of  his  or her

           Compensation  for services  rendered subsequent  to the  date the

           Director  becomes  a  Participant  deferred under  the  Plan  and credited to his or her Account as provided in Section  3.3.  Such election  shall remain in  effect until changed  or terminated as hereinafter provided.

                     A Participant may change his or her election under this

           Section 3.4 effective as of the  January 1st of any calendar year with respect to  Compensation for  services to be  rendered as  a

           Director  on or  subsequent to  such January  1st, by  giving the

           Company written notice of such  change at least 15 days  prior to

           such  January  1st.   Any  change may  (i) increase  or decrease,

           within  the limits  prescribed  in the  preceding paragraph,  the portion  of  Compensation to  be  deferred  and credited  to  the

           Participant's  Account as provided in Section 3.3, (ii) terminate an  election  to defer  Compensation  under  this Section 3.4  or

           (iii) resume the  deferral of Compensation under  the Plan within

           the  limits prescribed in the  preceding paragraph.   A change in

           the portion  of  Compensation deferred  or the  termination of  a

           Participant's election  to defer  Compensation shall not  entitle the Participant to receive payment of his or her Account balance,

           which shall be payable only as provided in Article V.

                     Any  election  or   change  in   election  under   this

           Section 3.4 shall be made on a form provided or prescribed by the

           Company.

                                            ARTICLE IV

                                            Participants' Accounts

                     4.1  Individual Accounts:  A  separate Account shall be

           maintained by  the Company  on its  books  for each  Participant.

           Effective  on and after May  1, 1992, such  Accounts (i) shall no longer be divided into subaccounts to identify the portion of the

           Accounts subject to the  different methods of earnings adjustment available under the Plan prior to this amendment and  restatement and  (ii) shall be adjusted for earnings only as provided in this

           Plan.   All elections with  respect to subaccount  adjustments as

           provided under the Plan as in effect prior to this amendment and restatement shall be null and void and without effect on and after May 1, 1992.

                     4.2  Accounting Procedures:  Each Participant's Account

           shall be adjusted  as of each Accounting  Date as follows  and in the following order:

                          (a)  Each Participant's Account shall be
                     credited with the amount of Compensation to be credited to his or her Account as provided in Section 3.3 during the calendar quarter ending on such Accounting Date. Credits shall be made as of the last business day of the respective calendar months in which such Compensation would have been paid to the Participant by the Company but for his or her participation in the Plan.

                          (b)  Each  Participant's  Account  shall
                     next be charged as of such Accounting Date with the amount of any distributions under the Plan to the Participant or to his or her Beneficiary effective as of such Accounting Date.

                          (c)  Unless (i) a Change in  Control has
                     occurred during the calendar quarter ending on such Accounting Date and the last paragraph of Section 5.1 is applicable to the Participant or (ii) a Participant has terminated his Service during the calendar quarter ending on such Accounting Date and
                     Section 5.5 is applicable to the Participant, each Participant's Account shall next be credited with the amount equivalent to interest to be added to the Participant's Account as of such Accounting Date. The interest equivalent to be credited as of an Accounting Date shall be equal to the interest that would be earned on the average of the balances in the Participant's Account at the end of each calendar month during the calendar quarter ending on such Accounting Date, at a rate per annum which equals the average prime rate charged by banks as reported in the Federal Reserve Bulletin published on or next prior to such Accounting Date.

                                            ARTICLE V

                                            Distribution of Benefits

                     5.1  Termination  Prior to  a  Change  in  Control  For

           Reasons  Other Than Death:   Within 15 days  after the Accounting

           Date  coincident with  or next  following the  date on  which the

           Participant  terminates his or her  Service prior to  the date on which a Change in Control occurs for any reason other than death,

           the Company shall pay, or commence to pay,  to the Participant in cash the amount credited to his or her Account.  Payment shall be made in  accordance with  Payment Method I, Payment  Method II or

           Payment Method III, below, as elected by the Director at the time the Director elects to become a Participant:

                          (a)  Payment Method I - By  payment in a
                     lump sum of the amount credited to the Participant's Account as of the Accounting Date coincident with or next following the date on which the Participant terminates his or her Service.

                          (b)  Payment  Method II -  By payment in
                     quarterly installments, the number of which shall be the lesser of (i) 40 or (ii) the aggregate number of full calendar quarters during which compensation was credited to the Participant's Account under the Plan and to his or her account under any similar plan of the Parent or a Subsidiary (but not counting any such calendar quarter more than once). The amount of each installment shall be equal to the quotient obtained by dividing the balance credited to Participant's Account as of the Accounting Date coincident with or next preceding the date of such installment payment by the number of installment payments remaining to be made to such Participant at the time of such calculation.

                          (c)  Payment Method III  - By payment in
                     annual installments, the number of which shall be the lesser of (i) 10 or (ii) the aggregate number of full calendar years (but not less than one) during which compensation was credited to the Participant's Account under the Plan and to his or her account under any similar plan of the Parent or a
                     Subsidiary (but not counting any such calendar year more than once). The amount of each installment shall be equal to the quotient obtained by dividing the balance credited to Participant's Account as of the Accounting Date coincident with or next preceding the date of such installment payment by the number of installment payments remaining to be made to such Participant at the time of such calculation.

           An  election  under this  Section  5.1 shall  be made  on  a form provided  or prescribed  by the  Company and  once made  shall be irrevocable.

                     Notwithstanding a Participant's election under,  or the

           foregoing provisions of, this Section 5.1, if a Change in Control occurs  after  a Participant  terminates his  or her  Service but prior  to the complete distribution under the Plan of the balance credited  to his  or  her Account,  the  amount credited  to  the

           Participant's Account as of the date the Change in Control occurs increased by  the amount of  any Compensation deferred  under the

           Plan by the Participant  subsequent to the Accounting Date  on or next preceding the  date on  which the Change  in Control  occurs

           (the  "undistributed  amount"),  plus  an  amount  equivalent  to interest as provided  below, shall be paid in cash  in a lump sum to the Participant (or,  in the event of the  Participant's death after his termination of Service, to his or her Beneficiary) within 15 days after the date on which the Change in Control

           occurs.    The interest  equivalent to  be  paid pursuant  to the

           preceding sentence shall be  equal to the interest that  would be earned on  the undistributed  amount during  the period  from the

           Accounting Date on or next preceding the date on which the Change in Control occurs to  the date of  distribution, at the rate  per annum  used under Section 4.2(c) as of  the Accounting Date on or next preceding the date on which the Change in Control occurs.

                     5.2  Death:   Upon the death of  a Participant, whether

           before or  after termination as a  member of the Board,  prior to the complete distribution of  the balance credited to his  or her

           Account, any  undistributed amount credited to  the Participant's

           Account  as  of  the  Accounting Date  coincident  with  or  next following the Participant's date  of death shall be paid  in cash in a  lump sum  to the  Participant's Beneficiary  within 15 days after such  Accounting Date; provided,  however, if  a Change  in

           Control  shall occur  either  before or  after the  Participant's death but  prior  to the  complete  distribution of  the  balance credited to the Participant's Account, distribution shall be made to the Beneficiary as  provided in the last paragraph  of Section

           5.1  or in Section 5.5,  whichever is applicable,  rather than as provided in this Section 5.2.

                     5.3  Hardship Distribution:   With the written  consent

           of  the Committee,  a Participant  may withdraw  from his  or her

           Account as of  an Accounting Date a cash amount  not in excess of the  balance credited  to the  Participant's Account  as  of such

           Accounting Date.   The  Committee, in  its  sole discretion,  may

           consent  to  such  withdrawal  but  only  if  the  withdrawal  is necessary, upon demonstration by or on behalf of the Participant,

           because of a substantial financial hardship of the Participant as a result of accident,  illness or disability.  The  Committee, in its  sole  discretion,  shall  determine the  amount  of  such  a distribution  that  is needed  to meet  the  need created  by the

           hardship.    Any  such  distribution  shall  be  charged  to  the

           Participant's Account.

                     5.4  Beneficiary:    As  used  in the  Plan,  the  term

           "Beneficiary" means:

                          (a)  The   last  person   designated  as
                     Beneficiary by the Participant in a written notice on a form prescribed by and filed with the Company;

                          (b)  If    there   is    no   designated
                     Beneficiary or if the person so designated shall not survive the Participant, such Participant's spouse; or

                          (c)  If  no such  designated Beneficiary
                     and no such spouse is living upon the death of a Participant, or if all such persons die prior to the full distribution of the Participant's Account, then the legal representative of the last survivor of the Participant and such persons, or, if the Company shall not receive notice of the appointment of any such legal representative within one year after such death, the heirs-at-law of such survivor (in the proportions in which they would inherit his intestate personal property) shall be the Beneficiaries to whom the then remaining balance of the Participant's Account shall be distributed.

           Any Beneficiary designation may  be changed from time to  time by

           like  notice similarly  delivered.   No notice  given  under this

           Section shall  be effective unless and until the Company actually receives such notice and enters it in its records.

                     5.5  Termination On or After a Change in Control:  If a

           Participant terminates his or her Service on or after the date on which  a Change  in Control  occurs, the  amount credited  to the

           Participant's  Account  as of  the  Accounting  Date on  or  next preceding the date on which the Participant terminates his or her

           Service  increased by  the  amount of  any Compensation  deferred under the Plan by the Participant subsequent such Accounting Date

           (the  "undistributed  amount"),  plus  an  amount  equivalent  to interest  as provided below, shall be paid  in cash in a lump sum to  the Participant (or, in the event of the Participant's death,

           to his or her Beneficiary) within 15 days after the Participant's

           termination  of  Service.   The  interest equivalent  to  be paid

           pursuant to the preceding sentence shall be equal to the interest that  would be  earned  on the  undistributed  amount during  the period  from  the  Accounting  Date  on  or  next  preceding  the

           Participant's termination of Service to the date of distribution,

           at the  rate  per annum  used  under  Section 4.2(c)  as  of  the

           Accounting Date on or next preceding the date of termination.

                     5.6  Change  in Control:   For purposes of  the Plan, a

           "Change in Control" shall have occurred if at any time any of the following events shall occur:

                          (a)  The Company or the Parent is merged
                     or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors (the "Voting Stock") of the Parent immediately prior to such transaction;

                          (b)  The  Company  or  Parent  sells  or
                     otherwise transfers all or substantially all of its assets to any other corporation or other legal entity, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Parent, immediately prior to such sale or transfer;

                          (c)  There is a report filed on Schedule
                     13D or Schedule 14D-1 (or any successor schedule, form or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
                     Act) of securities representing 10% or more of the combined voting power of the Voting Stock of the Company or the Voting Stock of the Parent;

                          (d)  The Company or  the Parent files  a
                     report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company or the Parent has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                          (e)  If at any time during any period of
                     two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company or the Parent cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by such company's stockholders, of each director of such company first elected during such period was approved by a vote of at least two-thirds of the directors of such company then still in office who were directors of such company at the beginning of any such period.

                     Notwithstanding the foregoing  provisions of  paragraph

           (c)  or (d) above, unless otherwise determined in a specific case by majority vote of the Board of Directors of the Company and the

           Parent,  a  "Change  in Control"  shall  not  be  deemed to  have occurred for purposes of the Plan  solely because (i) the Parent,

           (ii) a   Subsidiary   or  (iii) any   Company-sponsored,  Parent-

           sponsored or  Subsidiary-sponsored employee stock  ownership plan or any other employee benefit plan of the Company, the  Parent or

           Subsidiary, either files or becomes obligated to file a report or

           a  proxy   statement  under  or  in   response  to  Schedule 13D,

           Schedule 14D-1,   Form 8-K  or  Schedule 14A  (or  any  successor

           schedule, form or report or item therein) under the Exchange Act,

           disclosing beneficial ownership by  it of shares of Voting  Stock of the  Company  or  the Parent,  whether  in excess  of  10%  or otherwise, or  because the  Company, the Parent  or a  Subsidiary reports that a change in control of the Company or the Parent has or may have occurred or will or may occur in the future by reason

           of  such  beneficial  ownership.   Notwithstanding  the foregoing

           provisions  of this Section 5.6, a "Change  in Control" shall not be  deemed  to have  occurred  by reason  of  the Reorganization.

           'Reorganization' shall mean  the corporate reorganization whereby the  Parent became the holding company of the Company as approved by  the Board  of Directors of  the Company  on May 16,  1988 and

           May 27, 1988.



                                            ARTICLE VI

                                            Financing of Benefits

                     The  Plan shall  be a  nonqualified and  unfunded plan.

           Benefit  payments under  the  Plan shall  represent an  unsecured general  obligation of  the  Company and  shall  be paid  by  the

           Company from its general assets.  No special fund  or trust shall be created or held for the financing of benefits under the Plan.



                                            ARTICLE VII

                                            Facility of Payment

                     Whenever a person entitled to receive any payment under

           the  Plan is  a person  under  legal disability  or a  person not adjudicated incompetent but who, by  reason of illness or  mental or physical disability, is in the opinion of the Committee unable properly to manage his  or her affairs, then such  payments shall be paid  in such  of the  following ways  as the  Committee deems best:  (a) to such person  directly; (b) to the legally appointed guardian or conservator of  such person; (c) to some  relative or friend of such person for his or her benefit; (d) for the benefit of  such  person  in  such  manner  as  the  Committee  considers advisable. Any payment made in accordance with the provisions of this Article shall be a complete discharge of any liability for the  making of such payment under the Plan, and the distributee's receipt shall be a sufficient discharge to the Company.



                                            ARTICLE VIII

                                            Administration

                     The Plan  shall  be administered  by  the  Compensation

           Committee of the Board.  The Committee shall have such duties and powers  as may be  necessary to  discharge its  duties hereunder,

           including,  but  not  by  way  of  limitation,  to  construe  and interpret  the  Plan, decide  all  questions  of eligibility  and determine the amount  and time of payment of  benefits hereunder.

           The Committee  shall have no  power to  add to, subtract  from or modify any of the terms of  the Plan, or to change or add  to any benefits provided under  the Plan, or to  waive or fail  to apply any requirements of eligibility for a benefit under the Plan.  No

           Participant  who is a  member of such  Committee may vote  on any question relating specifically to himself or herself.



                                            ARTICLE IX

                                            Miscellaneous

                     9.1   Other Agreements.   The Plan shall  not affect in

           any  way  the  rights or  obligations  of  a  Director under  any deferred compensation or other agreement between the Director and the Company or  the Parent,  including, but not  limited to,  the

           KU Energy Corporation Director Retirement Retainer Program.

                     9.2    Successors.    The  Company  shall  require  any

           successor (whether  direct  or  indirect,  by  purchase,  merger,

           consolidation,  reorganization  or  otherwise)  to  all  or  sub-

           stantially  all of  the  business and/or  assets  of the  Company expressly to assume and to agree to perform this Plan in the same manner and to the  same extent the  Company would be required  to perform  if no such succession had taken  place.  This Plan shall be  binding upon and inure to the  benefit of the Company and any successor of or to the Company, including  without limitation any persons acquiring directly or indirectly all or substantially all of the business  and/or assets  of the Company  whether by  sale,

           merger,  consolidation,  reorganization  or  otherwise  (and such successor  shall  thereafter  be  deemed the  "Company"  for  the purposes  of this  Plan), and the  heirs, executors  and adminis-

           trators of each Director.

                     9.3  Interests Not Transferable.  No person  shall have

           any right to commute, encumber, pledge or dispose of any right to receive payments hereunder, nor shall such payments be subject to seizure, attachment or garnishment for the payments of any debts,

           judgments,  alimony  or separate  maintenance  obligations  or be transferable  by operation  of law  in  the event  of bankruptcy,

           insolvency or otherwise, all  payments and rights hereunder being expressly declared to be nonassignable and nontransferable.

                     9.4    Amendment and  Termination.    The Plan  may  be

           amended from time to time or terminated by the Board at any time,

           but no amendment or termination may adversely affect the rights of any person without his or her prior written consent.

                     9.5  Applicable Law.   This Plan shall be  construed in

           accordance with and governed  by the laws of the  Commonwealth of

           Kentucky.

                     9.6    Notices.   For all  purposes  of this  Plan, all

           communications provided for herein shall  be in writing and shall be deemed to have been duly given when delivered or five business days  after having  been mailed  by United  States  registered or

           certified  mail,  return  receipt  requested,   postage  prepaid,

           addressed  to the Company (to  the attention of  the Secretary of

           the  Company)  at  its  principal  executive   office  and  to  a

           Participant at his or  her principal residence, or to  such other address as any  party may have furnished to the  other in writing and in  accordance herewith,  except  that notices  of change  of address shall be effective only upon receipt.

                     9.7  Severability:  Each section, subsection and lesser

           section  of this Plan constitutes  a separate and distinct under-

           taking,  covenant and/or  provision hereof.   Whenever  possible,

           each provision of this  Plan shall be interpreted in  such manner

           as to be effective and valid under applicable law.   In the event

           that any provision of this Plan shall finally be determined to be unlawful, such provision shall be  deemed severed from this Plan,

           but every other provision of this Plan shall remain in full force and  effect, and  in  substitution for  any  such provision  held unlawful,  there  shall be  substituted  a  provision of  similar import reflecting the original intention of the parties hereto to the extent permissible under law.

                     9.8  Withholding  of Taxes:   The Company may  withhold

           from any amounts payable under this Plan all federal, state, city and other taxes as shall be legally required.



                     IN  WITNESS  WHEREOF,  Kentucky  Utilities  Company has

           caused  this instrument  to  be  executed  in  its  name  by  its

           President and its Corporate Seal to be hereunto affixed, attested by its Secretary, on this 19th day of May, 1992.


                                              KENTUCKY UTILITIES COMPANY


                                              By  /s/ John T. Newton
                                                        President



           [Corporate Seal]


           ATTEST:


           /s/ Michael R. Whitley
                  Secretary


                                                                     EXHIBIT 12

                             KENTUCKY UTILITIES COMPANY

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




     Year Ended December 31,      1993     1992      1991      1990     1989
                                                 (in thousands except ratios)

     Earnings
       Income Before Cumulative
         Effect of a Change in
         Accounting Principle $ 81,286 $ 76,298  $ 84,755  $ 80,113 $ 82,298
     Adjustments
       Fixed charges            32,899   40,965    38,185    37,351   36,575
       Income taxes
       Current Federal          35,893   30,838    37,241    30,618   23,674
       Current State             9,484    7,951     9,252     8,866    4,665
       Deferred Federal--Net     2,837    2,269       570     3,024   12,766
       Deferred State--Net          71      561       160       (26)   4,115
       Deferred investment
         tax credit--Net          (107)    (130)     (654)     (151)    (161)
       Income taxes included
         in Other Income
         and Deductions
       Current Fed and State    (2,616)    (224)     2,085    4,167    3,697
       Deferred Fed and State    2,817    1,144       (458)    (535)    (825)
       Amortization of
         investment credit      (4,024)  (4,019)   (3,723)   (4,039)  (4,127)
       Undistributed income of
         Electric Energy, Inc      (38)     (53)        5        76     (101)


         Total Earnings       $158,502 $155,600  $167,418  $159,464 $162,576

     Fixed Charges
       Int on long-term debt  $ 31,650 $ 39,571  $ 36,559  $ 36,132 $ 35,663
       Other interest charges    1,249    1,394     1,626     1,219      912

         Total Fixed Charges  $ 32,899 $ 40,965  $ 38,185  $ 37,351 $ 36,575


     Ratio of Earnings
       to Fixed Charges           4.82     3.80      4.38      4.27     4.45




     ____________

     Note--Rentals are not material and have not been included in fixed charges.

                                                                     EXHIBIT 21


                             KENTUCKY UTILITIES COMPANY

                                LIST OF SUBSIDIARIES






     Electric Energy, Inc., an Illinois corporation--Kentucky Utilities owns 20% of EEI's common stock.

                                                                     EXHIBIT 23


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS






          As independent public accountants, we hereby consent to the incorporation by reference in the previously filed Form S-8 Registration Statement of KU Energy Corporation and Kentucky Utilities Company (File No. 33-44234) and Kentucky Utilities Company's previously filed Form S-3 Registration Statement (File No. 33-69852) of our report dated January 26, 1994, included in Kentucky Utilities Company's Form 10-K for the year ended December 31, 1993.




                              /s/ Arthur Andersen & Co.
                              Arthur Andersen & Co.

     Chicago, Illinois
     March 14, 1994

                                                                   EXHIBIT 99.A

                             DESCRIPTION OF COMMON STOCK

     General. The authorized capital stock of Kentucky Utilities consists of 5,300,000 shares of Preferred Stock, cumulative, without par value, issuable in series, of which 600,000 shares were outstanding at December 31, 1993, 2,000,000 shares of Preference Stock, cumulative, without par value, issuable in series, and 80,000,000 shares of Common Stock, without par value of which 37,817,878 shares were outstanding (all of which were held by KU Energy) at December 31, 1993. No shares of Preference Stock are issued or outstanding.

     The following statements, unless the context otherwise indicates, are brief summaries of the substance or general effect of certain provisions of Kentucky Utilities' Restated Articles of Incorporation and resolutions and amendments establishing series of Preferred Stock (collectively, the "Articles") and of Kentucky Utilities' Mortgage Indenture, as amended, securing its first mortgage bonds (the "Indenture"). The statements make use of defined terms, are not complete and do not give effect to statutory or common law.

     Dividend Rights. The Board of Directors of Kentucky Utilities may declare dividends on the Common Stock out of any surplus or net profits of Kentucky Utilities legally available for the purpose, provided full cumulative dividends on the Preferred Stock and the Preference Stock for the current and all past quarterly dividend periods shall have been paid or declared and set apart for payment and Kentucky Utilities is not in arrears in its sinking fund obligations in respect of any shares of Preferred Stock or Preference Stock.

     Limitations on Dividends on Common Stock. The Indenture provides that, so long as certain currently outstanding series of First Mortgage Bonds are outstanding, Kentucky Utilities will not declare or pay any dividends on its Common Stock or make any other distribution on or purchase any of its Common Stock unless the amounts expended by Kentucky Utilities for maintenance and repairs and provided for depreciation subsequent to April 30, 1947, plus Kentucky Utilities' earned surplus (retained earnings) for such period and remaining after any such payment, distribution or purchase, shall aggregate not less than 15% of the gross operating revenues of Kentucky Utilities for the period. The Articles provide, in effect, that, so long as any of the Preferred Stock is outstanding, the total amount of all dividends or other distributions on Common Stock and purchases of such stock that may be paid or made during any 12-month period shall not exceed (a) 75% of the "net income available for dividends on common stock" if the ratio of "common stock equity" to "total capital" (each as defined) of Kentucky Utilities shall be 20% to 25%, or (b) 50% of such net income if such ratio shall be less than 20%. When such ratio is 25% or more, no such dividends, distributions or purchases may be paid or made which would reduce such ratio to less than 25% except to the extent permitted by clauses (a) and (b) above. As of December 31, 1993, no amount of retained earnings was restricted under the Indenture or Articles.

     Voting Rights. Each share of Common Stock is entitled to one vote on each matter voted on at stockholders' meetings, except as otherwise provided in the Articles, and to cumulative voting rights in the election of directors. Shares of Preferred Stock and Preference Stock are not entitled to vote for the election of directors or in respect of any other matters, except as expressly provided in the Articles or as may be required by law. The Articles give to holders of Preferred Stock and Preference Stock certain special voting rights designed to protect their interest with respect to specified corporate action. In addition, in certain events relating to dividends in default on Preferred Stock, holders of Preferred Stock as a class are entitled to elect a majority of the full Board of Directors; and in certain events relating to dividends in default on the Preference Stock, holders of Preference Stock as a class are entitled to elect two directors.

     Liquidation Rights. Upon the liquidation or dissolution of Kentucky Utilities, the holders of Preferred Stock and the Preference Stock are entitled to be paid designated amounts out of the net assets of Kentucky Utilities in preference to the Common Stock. After such payment to holders of Preferred Stock and Preference Stock, the remaining assets and profits shall be distributed to the holders of Common Stock.

     Board of Directors. Kentucky Utilities' Bylaws provide for a Board of Directors comprised of from nine to eleven members as determined from time to time by the Board. The Board currently has ten members. Kentucky Utilities' Articles provide for the classification of the Board of Directors into groups with directors being elected for three-year terms subject to certain rights of holders of Preferred Stock and Preference Stock to elect directors.

     Preemptive  Rights.    Holders  of  Kentucky  Utilities'  Stock   have  no
     preemptive  right  to  subscribe  for  stock  or  securities  of  Kentucky
     Utilities.

     Call of Special Meetings. Kentucky Utilities' Articles provide that no meeting of shareholders (except for certain meetings called by holders of Preferred Stock or Preference Stock) may be called by shareholders unless called by the holders of at least 51 percent of all the votes entitled to be cast on each issue proposed to be considered at the special meeting.

     Miscellaneous.   The  outstanding  shares  of  Common  Stock  of  Kentucky
     Utilities are fully paid and non-assessable.

     Under Kentucky and Virginia law, Kentucky Utilities may amend the Articles to increase, decrease or adjust its capital stock or any class thereof or otherwise amend any provision of the Articles or any amendment thereto, in the manner permitted by law, subject, however, to the limitations prescribed in the Articles; and all rights conferred on stockholders in the Articles or any amendment thereto are subject to the foregoing.

     The Transfer Agents of the Common Stock are Illinois Stock Transfer Company, Chicago, Illinois, and Harris Trust and Savings Bank, Chicago, Illinois; and the Registrar is Harris Trust and Savings Bank, Chicago, Illinois.

                                                                   EXHIBIT 99.B


be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

  Shareholders may vote either in person or by duly authorized proxy. The giving of a proxy will not prevent a shareholder from voting in person at the meeting. A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving written notice to the Secretary of the Company prior to such voting. All shares entitled to vote and represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

  Each Participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan"), Kentucky Utilities' Employee Stock Ownership Plan (the "ESOP") or the Kentucky Utilities Employee Savings Plan (the "Savings Plan") will receive a form of proxy by which such Participant may direct the agent or trustee under such Plans as to the manner of voting shares credited to the Participant's accounts under such Plans. Shareholders of record who are participants in the Reinvestment Plan will receive only one form of proxy which will be deemed to include shares held of record and shares, if any, held under such Plan. A Participant of any of such Plans wishing to vote in person at the meeting may obtain a proxy for shares credited to his account under such Plans by making a written request therefor by April 11, 1994, as follows: for the Reinvestment Plan, to George S. Brooks II, Secretary of the Company, at the address stated on page 2; for the ESOP, to Liberty National Bank and Trust, PO Box 32500, Louisville, Kentucky 40232, Attention: Kennedy H. Clark, Jr., Trust Investment Division; and for the Savings Plan, to National City Bank, Kentucky, PO Box 36010, Louisville, Kentucky 40233, Attention:
Judith E. Meany.

                             Election of Directors

  General. Three directors are to be elected at the meeting. Barring unforeseen circumstances and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of Milton W. Hudson, John T. Newton and William L. Rouse, Jr. as directors of the Company, to hold office until the 1997 Annual Meeting of Shareholders of the Company or until their respective successors shall have been duly elected and qualified. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of said persons shall be unable to serve for any reason or be withdrawn from nomination, an occurrence not now anticipated. Except as otherwise indicated, each nominee has been engaged in his present principal occupation for at least the past five years. All information regarding share ownership is as of January 31, 1994.

  The following information is given with respect to the nominees for election as directors:

              MILTON W. HUDSON, 66, has been an economic consultant
- ------------  (Washington, D.C.) since 1991. He was Managing Director and
- ------------  Senior Economic Advisor of Morgan Guaranty Trust Company of New
              York from January 1990 until his retirement in June 1991. He was Senior Vice President and Senior Economic Adviser for Morgan Guaranty from 1988 to 1990. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1990. Mr. Hudson beneficially owns 1,013 shares of Common Stock of the Company.

- ------------  JOHN T. NEWTON, 63, is Chairman of the Board, President and
- ------------  Chief Executive Officer of the Company and Kentucky Utilities.
              He has been a director of the Company since 1988 and a director of Kentucky Utilities since 1974. Mr. Newton beneficially owns 25,538 shares of Common Stock of the Company which include 9,817 shares held jointly with his wife.

              WILLIAM L. ROUSE, JR., 61, was Chairman of the Board and Chief
- ------------  Executive Officer and a director of First Security Corporation
- ------------  of Kentucky, a multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a director of Ashland Oil, Incorporated. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1989. Mr. Rouse beneficially owns 1,000 shares of Common Stock of the Company.

  Information with respect to those directors whose terms are not expiring is as follows:

              MIRA S. BALL, 59, is Secretary-Treasurer and Chief Financial
- ------------  Officer of Ball Homes, Inc., a single-family residential
- ------------  developer and property management company. She has been a director of the Company and Kentucky Utilities since 1992. Ms. Ball beneficially owns 5,053 shares of Common Stock of the Company. Her term expires in 1996.

              W. B. BECHANAN, 68, retired in 1987 as Chairman of the Board and
- ------------  Chief Executive Officer of Kentucky Utilities. He has been a
- ------------  director of the Company since 1991 and a director of Kentucky
              Utilities since 1978. Mr. Bechanan beneficially owns 25,974 shares of Common Stock of the Company which include 22,389 shares held pursuant to family trusts under which Mr. Bechanan has shared investment power. His term expires in 1995.

              HARRY M. HOE, 68, is President and a director of J. R. Hoe &
- ------------  Sons, Inc., Middlesboro, Kentucky, a foundry and casting
- ------------  company. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1979. Mr. Hoe beneficially owns 14,018 shares of Common Stock of the Company which include 4,516 shares held solely by his wife. His term expires in 1995.

- ------------  FRANK V. RAMSEY, JR., 62, is President and Director of Dixon
- ------------  Bank, Dixon, Kentucky, and a farm owner and operator. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1986. Mr. Ramsey beneficially owns 1,400 shares of Common Stock of the Company. His term expires in 1996.

              WARREN W. ROSENTHAL, 70, is a private investor and the owner of
- ------------  Patchen Wilkes Farm, Lexington, Kentucky (a thoroughbred horse
- ------------  breeding operation). Prior to September, 1989, he was Chairman of the Board and a director of Jerrico, Inc., Lexington, Kentucky, an operator of a national restaurant chain. Mr. Rosenthal is a director of Immununomedics, Inc. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1976. Mr. Rosenthal beneficially owns 17,400 shares of Common Stock of the Company. His term expires in 1996.

              CHARLES L. SHEARER, PH.D., 51, is President of Transylvania
- ------------  University, Lexington, Kentucky. He has been a director of the
- ------------  Company since 1991 and a director of Kentucky Utilities since
              1987. Dr. Shearer beneficially owns 1,255 shares of Common Stock of the Company which include 200 shares held solely by his wife and 12 shares held by his children. His term expires in 1996.

              MICHAEL R. WHITLEY, 51, has been Senior Vice President of the
- ------------  Company since 1988 and of Kentucky Utilities since 1987. Mr.
- ------------  Whitley was Secretary of Kentucky Utilities from 1978 until 1992 and of the Company from 1988 until 1992. Mr. Whitley has been a director of the Company and Kentucky Utilities since 1992. Mr. Whitley beneficially owns 13,562 shares of the Common Stock of the Company which include 337 shares held solely by his wife.
              His term expires in 1995.

  Voting Securities Beneficially Owned by Directors, Nominees and Executive Officers; Other Information. The directors, nominees and executive officers of the Company and Kentucky Utilities owned beneficially at February 1, 1994 an aggregate of 157,619 shares of Common Stock of the Company, representing in the aggregate .4% of such stock.

  On January 12, 1993, a report on Form 4 (due January 10, 1993) was filed on behalf of John T. Newton, Chairman, President and CEO of the Company, with the Securities and Exchange Commission reporting a purchase of Company Common Stock.

  Meetings and Committees of the Board of Directors. All members of the Company's Board of Directors are currently members of Kentucky Utilities' Board of Directors. The Board of Directors of the Company and the Board of Directors of Kentucky Utilities have each established five committees: the Executive

  Directors' Compensation. Each director of the Company is also a director of its principal subsidiary, Kentucky Utilities. Each director who is not an employee of the Company is paid an annual retainer of $15,000. This retainer is reduced by any retainer paid from a Company subsidiary. Kentucky Utilities pays non-employee directors an annual retainer of $12,600. Thus, the net annual Company retainer paid to such directors is $2,400 but the aggregate paid for serving on both Boards is $15,000.

  In addition to an annual retainer, the Company and Kentucky Utilities pay each non-employee director a $750 fee for each meeting of a Board or a particular committee attended; provided that if the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings and if the same committee of the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings. Out-of-pocket travel expenses are paid to directors for all meetings attended.

  All eligible directors of the Company and Kentucky Utilities are entitled to participate in the Director Retirement Retainer Programs (the "Director Retirement Plans") of the Company and Kentucky Utilities. Directors who are not, and have not previously been, an officer of Kentucky Utilities, the Company, or their affiliated companies ("outside directors") are eligible to participate. An outside director who is 65 years of age and has completed at least five consecutive years of service on the Company's and/or Kentucky Utilities' Board will receive, upon termination of service from a Board for any reason other than death, an annual retirement benefit equal to the annual retainer paid to such Board's directors in effect as of such termination, payable monthly over a period of years equal to the number of full years such director served on the Board, but not in excess of 10 years. Such payments cease, however, if the director dies before all such payments are made. In the event of a change in control of the Company or Kentucky Utilities, any person then receiving a retirement benefit would be paid, within 30 days of the change in control, a lump sum payment equal to the discounted present value of all then unpaid installments of the director's retirement benefit. In the event of a change in control, each outside director in office immediately prior to such change in control will be eligible to receive an accelerated retirement benefit if the director terminates service from a Board for any reason other than death within three years of the date of the change in control. Such accelerated retirement benefit would be paid in a lump sum within 30 days of such termination and would be equal to the discounted present value of the retirement benefit which such director would have received if the director had retired from the Board at age 70 (or for certain directors, 72) and lived to collect the full benefit otherwise payable under the applicable Director Retirement Plan. Such benefit would be based on the higher of the annual retainer in effect immediately prior to the change in control or immediately prior to such director's termination of service. Change in control is broadly defined under the Director Retirement Plans and includes any merger, consolidation, reorganization or sale of substantially all of the assets of the Company or Kentucky Utilities which results in less than a majority of the voting power of the resulting entity being owned by the holders of the Common Stock of the Company prior to the transaction; a change in the majority of the Board of Directors of the Company or Kentucky Utilities over a two-year period which is not approved by two-thirds of the incumbent directors; and the acquisition by any person or group of persons of beneficial ownership of 10% or more of the Common Stock of the Company or Kentucky Utilities. The annual retainer in effect upon the director's termination from a Board will be calculated as described in the first paragraph under this caption.

  Directors may elect to have all or a specified portion of their director's fees deferred under the Director Deferred Compensation Plans (the "Director Deferred Compensation Plans") of the Company and Kentucky Utilities. Amounts deferred will be maintained in unfunded accounts for each participant, which bear interest at a floating rate based upon the average prime rate charged by banks as reported in the Federal Reserve

Bulletin. Amounts credited under the Director Deferred Compensation Plans will be paid to the participant upon termination as a director for any reason other than death in a single payment or, with interest, quarterly over a period of not to exceed 40 calendar quarters, or, with interest, annually over a period of not to exceed 10 years. In the event of a participant's death, payment of any remaining balance of credited amounts will be made in a single payment to a designated beneficiary. In certain cases, directors may receive a distribution of deferred amounts in the event of substantial financial hardship. In the event of a change in control of the Company or Kentucky Utilities, any director who terminated prior to the change in control whose deferred amounts have not been distributed would receive, within 15 days of the change in control, a lump sum payment of the undistributed amounts. In the event of a change in control, each director who terminates thereafter would be paid, within 15 days after termination, a lump sum payment of the director's deferred amounts. Change in control has essentially the same meaning as under the Director Retirement Plans described above. Because officers of the Company and Kentucky Utilities receive no compensation for services as directors, any director who is an officer is not eligible to participate in the plans.

  Executive Compensation. The following table contains information with respect to the compensation paid by (or earned from) the Company and Kentucky Utilities, for all services rendered during 1991 through 1993 in all capacities, to the Chief Executive Officer and the four most highly compensated executive officers of the Company and Kentucky Utilities:

                           Summary Compensation Table

                                                       LONG TERM
                                                      COMPENSATION
                          ANNUAL COMPENSATION           PAYOUTS
                  ----------------------------------- ------------
    NAME AND                             OTHER ANNUAL               ALL OTHER
   PRINCIPAL            SALARY   BONUS   COMPENSATION LTIP PAYOUTS COMPENSATION
    POSITION      YEAR   ($)     ($)(1)     ($)(2)        ($)         ($)(3)
   ---------      ----  ------   ------  ------------ ------------ ------------
JOHN T. NEWTON;   1993 $424,237 $144,362   $11,886        $ 0         $8,444
Chairman of the
Board,            1992  414,909   99,075    11,161        --           4,870
President, Chief  1991  361,212  121,295     9,998        --           3,299
Executive
Officer &
Director of the
Company
& Kentucky
Utilities
MICHAEL R.
WHITLEY;          1993  219,529   62,164     1,258          0          6,045
Senior Vice
President         1992  210,682   41,834        21        --           3,574
& Director of
the               1991  187,913   53,605         0        --           2,748
Company &
Kentucky
Utilities
JAMES W. TIPTON;  1993  204,042   60,331     1,201          0          5,712
Senior Vice
President         1992  205,199   41,834        18        --           3,346
of Kentucky
Utilities         1991  187,913   53,605         0        --           2,643
O. M. GOODLETT;   1993  188,724   54,257         0          0          4,497
Senior Vice
President of      1992  160,215   24,736         0        --           2,182
Kentucky
Utilities         1991  136,610   29,640         0        --           1,968
ROBERT M.
HEWETT;           1993  144,850   32,514         0          0          4,180
Vice President
of                1992  139,730   24,011         0        --           2,065
Kentucky
Utilities         1991  124,235   28,468         0        --           1,856

- --------
(1) Bonuses are paid under the Annual Performance Incentive Plan. Any bonus earned but deferred under the Executive Deferred Compensation Plan is included in the Table.
(2) Other annual compensation consists of amounts for group term life insurance and related taxes.
(3) All other compensation includes above market rate interest earned on deferred compensation and the employer matching contribution made to the officer's account in the 401(k) Employee Savings Plan. Such amounts for 1993 are shown in the following table.

                                                      INTEREST ON     401(K)
      EXECUTIVE                                         DEFERRED     MATCHING
       OFFICER                                        COMPENSATION CONTRIBUTION
      ---------                                       ------------ ------------
       John T. Newton................................    $3,947       $4,497
       Michael R. Whitley............................     1,548        4,497
       James W. Tipton...............................     1,215        4,497
       O. M. Goodlett................................         0        4,497
       Robert M. Hewett..............................         0        4,180

  Performance Shares contingently awarded under the Company's and Kentucky Utilities' Performance Share Plans in 1993 are reported in the Long Term Incentive Plan awards table below. Normally only Long-Term Incentive Awards for the most recently completed fiscal year are disclosed. Because in 1993 the Company submitted for approval by its shareholders the adoption of the KUE Performance Share Plan and amendment of the Kentucky Utilities Performance Share Plan, applicable rules required disclosure in the Company's 1993 proxy materials of awards made in 1992 and 1993. Accordingly, the awards shown below under the Kentucky Utilities Performance Share Plan under "Number of Units or Other Rights" are the same awards as shown in last year's proxy statement under "Number of Performance Shares" and "Year of Contingent Grant--1993." However, amounts shown below under "Estimated Future Payouts Under Non-Stock Price-Based Plans" have been recalculated based on the price of the Company's Common Stock on December 31, 1993. A description of how awards are determined is presented under "Report of Compensation Committee on Executive Compensation." A description of the scale by which performance targets are set follows the table.

              Long Term Incentive Plan--Awards In Last Fiscal Year

                         NUMBER PERFORMANCE
                           OF    OR OTHER
                         UNITS    PERIOD
                           OR      UNTIL       ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                         OTHER  MATURATION               PRICE-BASED PLANS(3)
                         RIGHTS     OR      ----------------------------------------------
   NAME                  (#)(1)  PAYOUT(2)  THRESHOLD ($)      TARGET ($)      MAXIMUM ($)
   ----                  ------ ----------- ------------- -------------------- -----------
John T. Newton.......... 7,110        3          $ 0      $103,095 or $154,642  $206,190
Michael R. Whitley...... 2,915        3            0      42,267 or 63,401        84,535
James W. Tipton......... 2,845        3            0      41,252 or 61,878        82,505
O. M. Goodlett.......... 1,920        3            0      27,840 or 41,760        55,680
Robert M. Hewett........ 1,210        3            0      17,545 or 26,317        35,090

- --------
(1) Constitutes Performance Shares contingently granted under the Kentucky Utilities Performance Share Plan in 1993.
(2) Number of years in Performance Cycle.
(3) See description below for the scale that determines which amount would be applicable.

  Under the Kentucky Utilities Performance Share Plan, which commenced in 1990 and is described under "Report of Compensation Committee on Executive Compensation," above, Performance Shares have been contingently granted each year since 1990 in each case for a three-year Performance Cycle. For the Performance Cycle commencing in 1990, it has been determined that there is a zero payout. Shares of Common Stock are awarded under the plan only after the end of the Performance Cycle and if the performance goals have been met. Participants will not be able to sell such Common Stock for a designated period, expected to be seven years, or until earlier retirement, death or as otherwise provided in the Performance Share Plan.

  For the Performance Cycles commencing in 1992 and prior years, payouts of awards will be based on the extent to which Kentucky Utilities' growth in earnings per share compares to 19 selected utilities (including Kentucky Utilities). The scale that determines if awards are earned is as follows: if Kentucky Utilities ranks in the top three, the payout will be 100% of the contingent grant (the Maximum shown in the table), if its rank is fourth through sixth, 75%, if its rank is seventh or eighth, 50% (the two figures shown as Target in the table) and if Kentucky Utilities ranks ninth or below, no shares will be awarded for that Performance Cycle (shown as the Threshold in the table). The dollar amounts of the Threshold, Target and Maximum awards are calculated assuming shares are awarded and based on the price of the Common Stock on December 31, 1993 ($29). The actual value of the shares awarded, if any, may be higher or lower.

  Payouts for the 1993-1995 Cycle will be determined by calculating the average return on equity for the Performance Cycle of Kentucky Utilities compared to the average return on equity for the Performance Cycle of the comparable utilities. The returns will then be ranked in descending order, and the payout will be determined in accordance with the scale of Kentucky Utilities' rank described above (i.e. top 3=100%; 4-6=75%; 7-8=50%; 9 or below=0).

  The KU Energy Performance Share Plan, which commenced in 1993, operates similarly to the Kentucky Utilities Performance Share Plan described above. The group of 19 comparative companies is selected from among utility holding companies. Payouts will be determined based on average return on equity of KU Energy compared to the average return on equity for the Performance Cycle of the comparable utility holding companies.

  Each of the officers of the Company and Kentucky Utilities is entitled to participate in the Kentucky Utilities employee retirement plans described below.

  Executive officers, like other employees, are eligible to participate in Kentucky Utilities' Retirement Plan, and all eligible persons whose compensation is reported in the Summary Compensation Table participated in the Retirement Plan. Contributions to the Retirement Plan are determined actuarially and cannot be readily calculated as applied to any individual participant or small group of participants. Generally, compensation for Retirement Plan purposes means base compensation while a participant, excluding overtime pay, commissions, performance incentive compensation or other extraordinary compensation. The compensation for Retirement Plan purposes of the individuals named in the foregoing table is substantially equivalent to the base salary reported in the Summary Compensation Table. As of December 31, 1993, the credited years of service under the Retirement Plan for such persons were as follows: Mr. Newton, 35 years; Mr. Whitley, 29 years; Mr. Tipton, 26 years; Mr. Goodlett, 23 years; and Mr. Hewett, 24 years. Retirement Plan benefits depend upon length of service, age at retirement and amount of compensation (determined in accordance with the Retirement Plan).

  Although higher amounts are determined under the Retirement Plan and shown in the table below, in most cases, pension benefits under the Retirement Plan or compensation used to measure such benefits will be reduced to comply with maximum limitations imposed by the Internal Revenue Code. Under such limitations effective in 1994, no base compensation above $150,000 may be used to calculate a benefit, except in the case of certain executive officers to preserve benefits accrued under previously applicable rules. In addition, no annual benefit derived from employer contributions may exceed $118,800. Assuming retirement at age 65, a Retirement Plan participant would be eligible at retirement for a maximum annual pension benefit (without taking into account the Internal Revenue Code limitations referred to above) set forth in the following table. However, assuming retirement at age 65, assuming 1993 base compensation and taking into account the Internal Revenue Code limitations, the annual pension benefit under the Retirement Plan for the executive officers named in the Summary Compensation Table would be as follows:
Mr. Newton, $120,818, Mr. Whitley, $102,545, Mr. Tipton, $93,978, Mr. Goodlett, $84,578, and Mr. Hewett, $87,098.

                       ANNUAL BENEFIT AFTER SPECIFIED YEARS OF SERVICE(2)
FINAL AVERAGE     -------------------------------------------------------------
 BASE PAY(1)        15       20       25       30       35       40       45
- -------------     ------- -------- -------- -------- -------- -------- --------
$125,000          $24,999 $ 33,333 $ 41,666 $ 49,999 $ 58,332 $ 66,665 $ 74,998
 150,000......... $29,999 $ 39,999 $ 49,999 $ 59,999 $ 69,998 $ 79,998 $ 89,998
 200,000......... $39,999 $ 53,332 $ 66,665 $ 79,998 $ 93,331 $106,664 $119,997
 250,000......... $49,999 $ 66,665 $ 83,331 $ 99,998 $116,664 $133,330 $149,996
 300,000......... $59,999 $ 79,998 $ 99,998 $119,997 $139,997 $159,996 $179,996
 350,000......... $69,998 $ 93,331 $116,664 $139,997 $163,329 $186,662 $209,995
 400,000......... $79,998 $106,664 $133,330 $159,996 $186,662 $213,328 $239,994
 450,000......... $89,998 $119,997 $149,996 $179,996 $209,995 $239,994 $269,993
 500,000......... $99,998 $133,330 $166,663 $199,995 $233,328 $266,660 $299,993

- --------
(1) "Final average base pay" generally means the average annual compensation during the 60 consecutive months of highest pay during the period of employment.
(2) Annual benefits shown are on a straight life annuity basis. Amounts shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits may be reduced by Internal Revenue Code limitations described above.

  Executive officers and certain other employees of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan which provides retirement, disability and death benefits as well as a change in control retirement benefit and a change in control severance benefit. As to executive officers, upon retirement at age 65, an eligible member will receive 15 annual payments of an amount equal to 75% of basic compensation, offset by benefits payable from any defined benefit plan of the Company or an affiliate (such as Kentucky Utilities' Retirement Plan) and social security benefits. Basic compensation is the annualized base monthly salary of the member, exclusive of performance incentive compensation or other extraordinary compensation, in effect at termination of employment by retirement, disability or death. Upon termination of employment by death prior to age 65, the member's beneficiary will receive an annual benefit equal to 50% of basic compensation until the later of the date such member would have attained age 65 or completion of 15 annual payments. Upon termination of employment by disability, the member will receive the "retirement benefit" if the member lives to retirement age and is then disabled or the "death benefit" if the member dies prior to retirement age and is disabled at death. Benefits will be paid from the general funds of the employer. The estimated annual benefits from Kentucky Utilities' Supplemental Security Plan that would be payable upon retirement at normal retirement age for the individuals named in the Summary Compensation Table (assuming 1993 basic salary) are as follows: Mr. Newton, $180,550; Mr. Whitley, $48,121; Mr. Tipton, $49,182; Mr. Goodlett, $42,376; and Mr. Hewett, $5,737. Under the terms of the Supplemental Security Plan, the foregoing amounts increased from those reported in 1993 because of reductions in amounts that will be payable under the Retirement Plan resulting from the Internal Revenue Code limitations described above. To assist in providing funds to pay such benefits when they become payable, insurance is purchased on the lives of the members of the Supplemental Security Plan.

  Under the Supplemental Security Plan, members are entitled to change in control severance benefits in the following circumstances: (i) involuntary termination of the individual's employment within two years following the change in control for reasons other than cause, death, permanent disability or attainment of age 65, (ii) resignation within two years of the change in control for good reason (as defined in the plan) and (iii) in respect of the Chairman of the Board, the President, the Chief Financial Officer or, if such positions are filled by less than three persons, the Executive Vice President, in each case of Kentucky Utilities, termination of employment for any reason during the 30-day period commencing on the first anniversary of the change in control. In such circumstances, the employee will be entitled to a change in control severance payment equal to a certain percentage (300% in the case of executive officers of the Company or Kentucky Utilities) of the sum of (i) the employee's basic compensation and (ii) the employee's target annual performance incentive compensation. In addition, the employee will be entitled to continuation of certain employee welfare benefits for up to three years following termination of employment, subject to an offset for comparable benefits. Under the Supplemental Security Plan, the employee is entitled to receive additional payments, if necessary, to reimburse the employee for certain federal excise tax liabilities.The Supplemental Security Plan's change in control retirement benefit provides that, upon termination of employment, other than for cause (as defined in the Supplemental Security Plan) following a change in control, an eligible member will receive a lump sum amount equal to the present value of the retirement benefit (described in the preceding paragraph and assuming the member is then 65 but prorated if the member then has less than 15 years of service, including an assumed three additional years of service for executive officers); provided that, if the termination is more than two years from the change in control, the calculation of years of service will not include the assumed additional three years and the compensation upon which the benefit is calculated will be the actual compensation in effect at termination (rather than the compensation in effect at the change in control which, if higher, would be used if termination occurred within two years of the change in control). The change in control severance benefits and change in control retirement benefits are effective for a minimum of five years, which is automatically extended from year to year unless Kentucky Utilities gives notice that it does not wish to extend the period of effectiveness. Change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation."

  The Performance Share Plans and Executive Deferred Compensation Plans contain provisions relating to a change in control. Under each of these plans a change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation." Under the Performance Share Plans, if a participant's employment is terminated voluntarily or involuntarily after a change in control, such participant will have the right to an immediate cash payment for all Performance Cycles in which the participant is currently participating. The amount payable to a participant in the event of termination in connection with a change in control will be determined in accordance with the formula specified in the Performance Share Plan. In addition, after a change in control, whether or not the participant is terminated, under the Executive Deferred Compensation Plans, all amounts held under such plans will be paid to the participant. The Incentive Plans do not contain any change in control provisions.

                                    General

  Independent Public Accountants. The Audit Committee of the Board has selected the firm of Arthur Andersen & Co. as independent public accountants to examine the financial statements of the Company and